SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into this 3rd day of September, 2020, by and between Five Prime Therapeutics, Inc., a Delaware corporation (“Sublandlord”), and Sutro Biopharma, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A.

HCP OYSTER POINT III LLC, a Delaware limited liability company (“Master Landlord”), and Sublandlord entered into that certain Lease dated as of December 12, 2016 (the “Master Lease”), for the lease of a certain four-story building containing approximately 115,466 rentable square feet with an address of 111 Oyster Point Boulevard, South San Francisco,  California.  A copy of the Master Lease is attached as Exhibit A hereto.

B.	Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Master Lease.
C.	Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Premises, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals set forth above, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.Sublease.  Subject and pursuant to the provisions hereof, Sublandlord hereby subleases to Subtenant, and Subtenant subleases from Sublandlord, the Premises.  For purposes of this Sublease, the rentable square feet of the first, second and third floors, elevators and fifth floor utility mezzanine of the Building (the “Initial Premises”) is conclusively deemed to be 85,755 rentable square feet of space, and the rentable square feet of the fourth floor of the Building (the “Expansion Premises”) is conclusively deemed to be 29,711 rentable square feet of space. The rentable square feet of the Premises, consisting of the Initial Premises and the Expansion Premises, and together constituting the Building, is conclusively deemed to be 115,466 rentable square feet of space.  Together with its use of the Premises, Subtenant shall have the non-exclusive right to use its pro rata share (i.e., 74.27% prior to the Expansion Premises Commencement Date and 100% thereafter) of the generator serving the Building.  Prior to the Expansion Premises Commencement Date, Sublandlord shall have the non-exclusive right to use its pro rata share (i.e., 25.73%) of the generator serving the Building.  Prior to the Expansion Premises Commencement Date, Sublandlord shall have the non-exclusive right to use the lobby and passenger elevators in the Initial Premises as needed for ingress and egress to the Expansion Premises, the freight elevator and loading dock in the Initial Premises as needed for deliveries to the Expansion Premises, and the stair wells and other emergency exits in the Premises as needed for ingress and egress to the Building, Expansion Premises and, until the Delivery Date only, the Data Room (as defined in Section 13.13 below) (collectively with the Data Room, the “Shared Areas”).  In addition, until December 31, 2020 only, Sublandlord shall have the non-exclusive right to use the Shared Areas for the purposes set forth in the preceding sentence in connection with Sublandlord’s use of the Lab Space (as defined in Section 13.14 below).  Sublandlord’s use of the Shared Areas shall be subject to Subtenant’s reasonable rules and regulations.  The Shared Areas are depicted on Exhibit

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C hereto.  Operating Costs associated with the Shared Areas shall be allocated as set forth in Section 3.2.1.

2.Term.

2.1Delivery.  Sublandlord shall vacate and deliver the Initial Premises (including the Data Room, but excluding the Lab Space) in the required condition on or before October 1, 2020) (the “Delivery Date”) and the Expansion Premises in the required condition on the earlier of the date that is twenty four (24) months after the Initial Premises Commencement Date or the date set forth in Subtenant’s acceleration notice provided under Section 2.2 below.  Sublandlord shall vacate and deliver the Lab Space in the required condition on or before December 31, 2020.

2.2Commencement and Expiration.  The term of this Sublease for the Initial Premises shall commence on the date (the “Initial Premises Commencement Date”) which is the last to occur of (a) the date nine (9) months after the date of the written consent of Master Landlord to this Sublease (the “Consent Date”), (b) the date that is seven (7) months after the Delivery Date  and (c) April 1, 2021.  The term of this Sublease for the Expansion Premises (the “Expansion Premises Commencement Date”) shall commence on the date which is the later of twenty-four (24) months following the Initial Premises Commencement Date and the date Sublandlord delivers the Expansion Premises in the required condition; provided, however, that Subtenant shall have the right to accelerate the Expansion Premises Commencement Date to an earlier date upon six (6) months’ prior written notice to Sublandlord (which acceleration notice shall be irrevocable, once given).  Until the Expansion Premises Commencement Date, references in this Sublease to Subtenant’s obligations with respect to the “Premises” shall mean only the “Initial Premises”.  The term of this Sublease (the “Term”) for the Initial Premises and the Expansion Premises shall commence on their respective commencement dates and continue until December 31, 2027 (the “Expiration Date”), unless sooner terminated pursuant to the provisions hereof.  Notwithstanding any provision to the contrary contained herein, if for any reason the Consent Date shall not occur, Sublandlord shall not be subject to any liability therefor.  Subtenant shall have access to the Premises twenty-four (24) hours a day, three hundred sixty-five (365) days a year.

2.3Early Access.  Sublandlord agrees to cooperate with Subtenant to allow Subtenant access to the Initial Premises from the day following the Consent Date to the Delivery Date and deliver exclusive possession of the Initial Premises, including the Data Room (but excluding the Lab Space), on the Delivery Date, for design and construction purposes and for the purposes of the installation of furniture, fixtures and equipment and  preparing the Initial Premises for occupancy (the “Early Access Activities”), provided that Subtenant has first given Sublandlord at least one (1) business day’s prior notice of any such access (for access prior to the Delivery Date only) and has first delivered to Sublandlord a certificate of insurance evidencing compliance with the insurance obligations herein.  Such access (a) shall be solely for the Early Access Activities and not for the purposes of occupancy or possession of the Initial Premises, or of conducting business therein, and (b) shall be subject to and upon all the terms and conditions of this Sublease (including without limitation Section 11 hereof), except that Subtenant shall have no obligation to pay Base Rent or Additional Rent for the period prior to the Initial Premises Commencement Date; provided, however, that if Subtenant’s pursuit of the Early Access Activities causes an increase of more than ten percent (10%) in the cost of utilities (including

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without limitation water, electricity, heat or air conditioning) allocable to the Initial Premises on a square-foot basis (as compared to the average cost for such utilities over the prior three (3) months), Subtenant shall reimburse Sublandlord for such increase in the cost of utilities within thirty (30) days following Sublandlord’s presentation of an invoice therefor (including reasonable supporting documentation), which invoice shall be presented to Subtenant within fifteen (15) days following each month of such Early Access Activities.    The Early Access Activities shall be performed between the hours of 6:00 a.m. and 5:00 p.m. on business days, and shall be coordinated with Sublandlord.  Subtenant’s early access shall not affect or alter the Initial Premises Commencement Date, the Expansion Premises Commencement Date, the Expiration Date, or the Term.

2.4Acceleration of Initial Premises Commencement Date.  Notwithstanding anything in Section 2.2 or Section 2.3 to the contrary, but subject to Sublandlord’s rights under Sections 13.3 and 13.4 hereof with respect to the use of the Data Room and the Lab Space, respectively, Subtenant shall have the right, upon not less than ten (10) days’ prior written notice to Sublandlord, to elect to obtain exclusive possession of one or more floors of the Initial Premises (but not less than all of the Initial Premises on a floor) prior to the Initial Premises Commencement Date, and in such event Subtenant may occupy such portion of the Initial Premises for the conduct of business and shall be subject to all of the terms of this Sublease with respect thereto commencing ten (10) days after Sublandlord’s receipt of such notice, except Subtenant shall pay to Sublandlord, (a) in advance, a pro-rata portion of the monthly Base Rent payable under this Sublease for such floor or floors on the first day of such occupancy (pro-rated for the number of days remaining in such month), and then on the first day of each succeeding calendar month, up to the Initial Premises Commencement Date at the same rate as payable immediately after the Initial Premises Commencement Date, and (b) in arrears, within thirty (30) days following Sublandlord’s presentation of an invoice therefor, Subtenant’s pro-rata portion of Additional Rent for such floor or floors for the period ending on the Initial Premises Commencement Date.

3.Rent.

3.1Base Rent.  From and after the Initial Premises Commencement Date, during each month of the Term of this Sublease, Subtenant shall pay as base rent for the Premises (“Base Rent”) as follows:

Months	Premises (RSF)	Monthly Base Rent Per Square Foot	Monthly Base Rent
1 – 6	85,755	$4.95	$424,487.25
7 – 12*	85,755*	$4.95*	$424,487.25*
13 – 24*	85,755*	$5.12*	$439,344.30*

25 – 36**	115,466	$5.30	$612,265.83
37 - 48	115,466	$5.49	$633,695.13
49 - 60	115,466	$5.68	$655,874.46

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Months	Premises (RSF)	Monthly Base Rent Per Square Foot	Monthly Base Rent
61 - 72	115,466	$5.88	$678,830.07
73 –	115,466	$6.08	$702,589.12
Expiration Date

*Provided that Subtenant is not in default beyond applicable notice and cure periods of the terms and conditions of this Sublease, Sublandlord agrees to abate the obligation of Subtenant to pay Base Rent for months 7-18 of the Term (the “Conditional Rent”).   Notwithstanding the foregoing, however, during such abatement period, Subtenant shall be responsible for the payment of all Additional Rent allocable to the Premises then subleased hereunder.  In the event of a default by Subtenant beyond any applicable notice and cure periods and the expiration or earlier termination of this Sublease, Sublandlord shall be entitled to recover the unamortized portion of the Conditional Rent (i.e., the unamortized portion of the Conditional Rent shall be deemed not to have been abated, and shall become immediately due and payable as unpaid Rent earned, but due at the time of such default).

*The above chart assumes that the Expansion Premises Commencement Date occurs on the first day of the twenty-fifth (25th) month of the Term of this Sublease. If the Expansion Premises Commencement Date occurs on an earlier or later date, the above chart shall be deemed adjusted to provide for Subtenant to pay Base Rent on the increased square footage commencing on the Expansion Premises Commencement Date only.

Base Rent and Additional Rent shall be paid to Sublandlord without demand, deduction, set-off or counterclaim, in advance on the first day of each calendar month during the Term of this Sublease, and in the event of a partial rental month, Base Rent and Additional Rent shall be prorated on the basis of a 365-day year.  If Base Rent or Additional Rent abates under the Master Lease as to a portion of the Premises as to which this Sublease has commenced, Base Rent or Additional Rent, as the case may be, shall abate on a pro-rata basis under this Sublease.  If Sublandlord does not deliver the Lab Space to Subtenant in the required condition on or before December 31, 2020, Subtenant shall be entitled to a day-for-day credit in its Base Rent and Additional Rent obligations (calculated on a pro-rata rentable square foot basis) for the period commencing on January 1, 2021 and ending on the date on which Sublandlord delivers the Lab Space to Subtenant in the required condition.

3.2Operating Costs And Expenses.

3.2.1Subtenant shall pay to Sublandlord as additional rent hereunder Subtenant’s pro rata share of (i) Tenant’s Share of Direct Expenses (as defined in the Master Lease) payable by Sublandlord under the Master Lease, and (ii) utilities (including any applicable taxes thereon) contracted through Sublandlord.  Subtenant’s pro rata share shall mean that amount, expressed as a percentage, equal to the number of square feet included in the Premises then subleased by Subtenant divided by the number of square feet leased by Sublandlord under the Master Lease (i.e., 74.27% prior to the prior to the Expansion Premises Commencement Date, and 100% after the Expansion Premises Commencement Date).  Such amounts of Direct Expenses shall be payable in advance on the first day of each calendar month during the Term of this Sublease in accordance with Article 4 of the Master Lease.  Sublandlord shall promptly forward

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all Estimate Statements, Statements, invoices and backup documentation received from Master Landlord regarding Tenant’s Share of Direct Expenses.  Subtenant shall be entitled to all credits, if any, given by Master Landlord to Sublandlord for Sublandlord’s overpayment of any amounts under the Master Lease to the extent allocable to the portion of the Premises as to which this Sublease has commenced and to the extent paid by Subtenant.

In the event that the Term shall expire or earlier terminate on any date other than December 31, Subtenant’s obligations under this Section 3.2.1 for such calendar year shall be prorated on the basis of the number of days elapsed during such calendar year prior to and including the date of expiration or termination.

3.2.2In addition to the amounts payable under Section 3.2.1, Subtenant shall pay to Sublandlord within thirty (30) days of receipt of Sublandlord’s written invoice therefor, (i) any charges, costs, fees or expenses for which Sublandlord is charged under the Master Lease to the extent attributable to the portion of the Premises as to which this Sublease has commenced, including, without limitation, personal property taxes (but excluding any charges due to Sublandlord’s acts or omissions, including violation of the Master Lease that were not due to Subtenant’s violation of the Master Lease), and (ii) any and all charges of Master Landlord or other amounts payable to Master Landlord under the Master Lease caused by Subtenant’s failure to perform its obligations under this Sublease.

3.2.3Any and all amounts paid by Sublandlord under the Master Lease for Direct Expenses shall be conclusively deemed to be accurate and binding upon Subtenant for purposes of interpretation of this Section 3, subject to Subtenant’s right to require Sublandlord to perform an audit, at Subtenant’s expense, pursuant to Section 4.6 of the Master Lease, which Sublandlord shall do promptly upon request by Subtenant and Sublandlord shall promptly share the results of such audit with Subtenant.  All forms of Additional Rent and any other amounts payable by Subtenant to Sublandlord shall be payable by Subtenant without deduction, offset or abatement (except as expressly set forth in this Sublease or the provisions of the Master Lease incorporated herein) in lawful money of the United States to Sublandlord at such places and to such persons as Sublandlord may direct.  All such amounts, together with Base Rent, are collectively referred to herein as “Rent.”

3.2.4If Subtenant fails to pay any installment or other payment of rent to Sublandlord when due, such unpaid amount shall be subject to late charges and shall bear interest in accordance with Article 25 of the Master Lease, as incorporated herein.  All interest and late charges accrued under this Section shall be deemed to be Additional Rent payable hereunder.

3.2.5Sublandlord and Subtenant acknowledge and agree that the Master Lease is a single-tenant lease, and that (a) under Section 7.1 thereof, “Tenant” is responsible for maintaining the non-structural portion of the roof, the Building Systems, the Shared Areas and other items, and (b) under Section 6.2 thereof, “Tenant” is responsible for directly contracting for utilities for the Building (it being acknowledged by Sublandlord and Subtenant that as of the date hereof, Master Landlord contracts for electricity and bills Sublandlord, as “Tenant” under the Master Lease).  Commencing on the Initial Premises Commencement Date, Subtenant shall be responsible for performing all obligations of “Tenant” under Sections 7.1 and 6.2 of the Master Lease, as incorporated herein.    Prior to the Initial Premises Commencement Date, Sublandlord

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and Subtenant shall cooperate to install a separate sub-meter (such as an Emon Dmon) for electricity on the fourth (4th) floor of the Premises and, following the Initial Premises Commencement Date and prior to the Expansion Premises Commencement Date, each of Sublandlord and Subtenant shall pay the portion of electricity charges included in Operating Expenses (based on the electricity sub-meter) for its respective floor or floors.  Until the Expansion Premises Commencement Date, Sublandlord shall be responsible for paying Subtenant within thirty (30) days of receipt of Subtenant’s written invoice therefor for (i) its allocable share of such management, repair and maintenance (including any necessary replacements) and (ii) utility costs (other than electricity, which is addressed in the preceding sentence) based upon actual consumption, as equitably and reasonably determined by Subtenant and supported by reasonable documentation.  Sublandlord shall be obligated to pay one hundred percent (100%) of any costs to make any repairs due to Sublandlord’s negligence, willful misconduct, damage or misuse.  The terms of Section 6.3 of the Master Lease shall apply as between Sublandlord (as “Tenant”) and Subtenant (as “Landlord”) with respect to the performance of the above work by Subtenant.

3.3Security Deposit.  Within three (3) business days after the Consent Date, Subtenant shall deposit with Sublandlord $857,290.50 (the “Security Deposit”) as security for Subtenant’s faithful performance of Subtenant’s obligations hereunder either in cash or, at Subtenant’s election, in the form of a letter of credit, in which case the terms of Article 21 of the Master Lease, as incorporated herein, shall apply.  Sublandlord approves Silicon Valley Bank as the issuing Bank and references in such Article to Wells Fargo Bank shall refer to such bank.  If Subtenant fails to pay Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, in either case beyond applicable notice and cure periods, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of Rent or any other charge in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, to compensate Sublandlord for any loss or damage which Sublandlord may suffer or reasonably estimates that it will suffer thereby or to compensate Sublandlord for any and all damages arising out of, or incurred in connection with, the termination of this Sublease, including without limitation those specifically identified in Section 1951.2 of the California Civil Code.   If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) business days after written demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its full amount, and Subtenant’s failure to do so shall be a material breach of this Sublease.  Sublandlord shall not be required to keep the Security Deposit separate from its general accounts and the Security Deposit shall not bear interest.  At the expiration of the Term hereof and following performance of all of Subtenant’s obligations hereunder (including without limitation vacation of the Premises in accordance with the provisions of this Sublease, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned to Subtenant (or at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder).  No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Subtenant hereby irrevocably waives the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, that (a) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (b) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Sublandlord may, in addition, claim those sums specified

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in this Section 3.3 and/or those sums reasonably necessary to (i) compensate Sublandlord for any loss or damage caused by Subtenant’s breach of this Sublease, including any damages Sublandlord suffers following termination of this Sublease, and/or (ii) compensate Sublandlord for any and all damages arising out of, or incurred in connection with, the termination of this Sublease, including those specifically identified in Section 1951.2 of the California Civil Code.

4.Use.  Subtenant shall use and occupy the Premises only for the purposes set forth in Article 5 of the Master Lease and for no other purpose without Master Landlord’s and Sublandlord’s prior written consent, which may be withheld in their respective sole discretions. Subtenant shall be responsible for obtaining any and all permits required for its operations.

5.Parking.

5.1Spaces.  Under the Master Lease, Sublandlord has the right to use 291 unreserved parking spaces, including five (5) dedicated visitor parking spaces.  From the Initial Premises Commencement Date to the Expansion Premises Commencement Date, such parking spaces shall be allocated as follows:  (a) Subtenant shall have the right to use 218 unreserved parking spaces, and Sublandlord shall have the right to use the remaining 73 unreserved parking spaces; and (b) Subtenant shall have right to use four (4) dedicated visitor parking spaces, and Sublandlord shall have the right to use the remaining one (1) dedicated visitor parking spaces.  On and after the Expansion Premises Commencement Date, Subtenant shall have the right to use all 291 unreserved parking spaces, including all five (5) dedicated visitor parking spaces.

5.2Compliance.  Subtenant shall strictly comply (and cause each of its employees, contractors, representatives, and invitees using such privileges to strictly comply) with Article 28 of the Master Lease and all rules, regulations and requirements of Master Landlord with respect to use of the Parking Spaces and other matters relating thereto.

6.Subtenant Signage.  Subtenant shall have the right to all signage set forth in Article 23 of the Master Lease with respect to the Building.  All signage of Subtenant, if any shall (a) be subject to the terms of the Master Lease, Sublandlord’s and Master Landlord’s approval as to design, composition, size and location (which approval by Sublandlord shall not be required if Master Landlord provides its approval), and (b) be undertaken at Subtenant’s sole cost and expense, including, without limitation, all costs of installation, maintenance, repair, restoration and removal.  Sublandlord shall, at its sole cost, remove its Building monument and other signage (i) in and about the Building (other than within the Expansion Premises) on or before the Initial Premises Commencement Date and (ii) in the Expansion Premises on or before the Expansion Premises Commencement Date.

7.Broker Commissions.  Sublandlord represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein except for Jones Lang LaSalle (“Sublandlord’s Broker”).  Subtenant represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein other than Kidder Mathews and Sublandlord’s Broker.  Sublandlord shall bear the costs of commissions due to such brokers as a result of this Sublease.  Each party shall indemnify, defend and hold the other party free and harmless from and against any claim, loss, damage, liability, obligation, cost

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or expense, including attorneys’ fees suffered, incurred or asserted arising from its breach of the representation and warranty set forth in this Section 7.

8.Condition Of Premises.  Sublandlord represents and warrants to Subtenant that, on the date hereof, to Sublandlord’s actual knowledge, without investigation, the roof of the Building does not leak and the Premises do not violate any applicable building code.  Sublandlord shall deliver (a) the Initial Premises (including the Data Room, but excluding the Lab Space) to Subtenant in vacant, broom clean condition, decommissioned, and with the plumbing, electrical systems, fire sprinkler system, elevator system, lighting, air conditioning, heating and all other building systems serving the Premises in good operating condition and repair, (b) the Expansion Premises to Subtenant in vacant, broom clean condition and decommissioned, and (c) the Lab Space to Subtenant in vacant, broom clean condition and decommissioned (in each case, as otherwise in substantially the same condition as of the date of this Sublease, the “required condition”).  Subtenant has inspected the Premises and all improvements located therein, and has agreed to accept the Premises in an “AS-IS” condition, in its condition existing as of the date of this Sublease subject to all applicable municipal, county, state and federal laws, ordinances and regulations governing and regulating the use and occupancy of the Premises, and accepts the Sublease subject thereto and to all matters disclosed thereby, without warranty or representation concerning the same, except as set forth in the first and second sentences of this Section 8.  Except as may be required to comply with the terms of the Master Lease that Subtenant is not yet obligated to perform or to comply with the delivery obligations in the second sentence of this section, Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Building, the Common Areas or the Premises, including without limitation any improvement or repair required to comply with any law, regulation, building code or ordinance (including without limitation the Americans with Disabilities Act of 1990); provided, however, that Sublandlord’s obligation to deliver the building systems serving the Premises in good working order as required under the first (1st) sentence of this Section 8 shall include the obligation to perform the work described in Exhibit F before the Delivery Date.

9.Master Lease.

9.1Compliance With Master Lease.  Except as otherwise expressly provided herein, the terms of the Master Lease shall be incorporated herein as if fully set forth herein, except that (i) each reference to this “Lease”, and the “Lease Term”, “Base Rent” and “Additional Rent” shall be deemed a reference to this “Sublease”, the Term of this Sublease and the Base Rent and Additional Rent under this Sublease, respectively, (ii) prior to the Expansion Premises Commencement Date, each reference to the Premises shall be deemed a reference to the Initial Premises, (iii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublandlord” and “Subtenant”, respectively, (iv) each reference to the Lease Commencement Date and Rent Commencement Date shall be deemed a reference to the Initial Premises Commencement Date, as to the Initial Premises, and the Expansion Premises Commencement Date, as to the Expansion Premises and (iv) wherever there is a requirement to pay the costs and expenses of "Landlord," Subtenant shall only be obligated to pay Master Landlord’s costs and expenses and not both Sublandlord’s and Master Landlord’s costs and expenses; provided, however, Sublandlord shall cooperate reasonably to provide a waiver for Subtenant’s lender(s) and equipment lessor(s) and Subtenant shall also pay Sublandlord’s actual reasonable attorneys’ fees to review such waivers.  In the event of a conflict between the express provisions of this Sublease

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and the provisions of the Master Lease incorporated herein, as between Sublandlord and Subtenant, the provisions of this Sublease shall control.  Subtenant shall comply with and perform, for the benefit of Master Landlord and Sublandlord, all of such terms, covenants, conditions and obligations of the “Tenant” under the Master Lease, as incorporated herein, allocable or applicable to the Initial Premises or the Premises, as the case may be.  Except as otherwise expressly provided hereunder, or as the context of this Sublease directly indicates otherwise, all of the obligations and rights imposed on or granted to the “Tenant” under the Master Lease, as incorporated herein, with respect to the portion of the Premises as to which this Sublease was commenced are hereby imposed on or granted to Subtenant and all of the obligations and rights imposed on or granted to the “Landlord” under the Master Lease, as incorporated herein, with respect to the portion of the Premises as to which this Sublease has commenced are hereby imposed on or granted hereunder to Sublandlord.

9.1.1Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property, and the term “Landlord” shall mean Master Landlord only and not Sublandlord in those Sections of the Master Lease as incorporated herein specified in Section 9.2 below.    Accordingly, Sublandlord shall not be required to (a) provide the work, services, repairs, restoration, or capital improvements which the Master Landlord is required to provide under the Master Lease or (b) procure and maintain the insurance which the Master Landlord is required to procure and maintain under the Master Lease.  In the event of any default or failure of performance by Master Landlord in its obligations under the Master Lease, the sole obligation of Sublandlord shall be to request the same in writing from Master Landlord as and when requested to do so by Subtenant, and to use Sublandlord’s reasonable efforts (provided Subtenant pays all reasonable costs incurred by Sublandlord in connection therewith) to obtain Master Landlord’s performance.  If, after receipt of written request from Subtenant, Sublandlord shall fail or refuse to take action for such enforcement of the Master Lease, Subtenant shall have the right to take such action in its own name, and for that purpose and only to such extent, all of the rights of Sublandlord as “Tenant” with respect to the Premises under the Master Lease hereby are conferred upon and assigned to Subtenant, and Subtenant hereby is subrogated to such rights to the extent that the same shall apply to the Premises.

9.1.2Sublandlord shall have no liability to Subtenant with respect to (a) representations and warranties made by Master Landlord under the Master Lease, (b) any indemnification obligations of Master Landlord under the Master Lease or other obligations or liabilities of Master Landlord with respect to compliance with laws, condition of the Premises or Hazardous Materials, or (c) Master Landlord’s repair, maintenance, restoration, upkeep, insurance and similar obligations under the Master Lease, regardless of whether the incorporation of one or more provisions of the Master Lease into the Sublease might otherwise operate to make Sublandlord liable therefor.  Sublandlord acknowledges that, pursuant to the provisions of Section 9.2 below, certain indemnification obligations of the “Landlord” under the Master Lease are incorporated by reference into this Sublease as obligations of Sublandlord to Subtenant under this Sublease.

9.1.3Wherever the Master Lease grants to Sublandlord a specified number days after notice or other time condition to perform an obligation under the Master Lease (excluding the payment or Base Rent and Tenant’s Share of Direct Expenses, the time period

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granted to Subtenant for performance of the corresponding obligation under this Sublease shall be shortened (a) by two (2) business days or two (2) calendar days, where such time period in the Master Lease is less than ten (10) business days or ten (10) calendar days, respectively (but not to less than two (2) days), or (b) by five (5) business days or five (5) calendar days, where such time period in the Master Lease is ten (10) or more business days or ten (10) or more calendar days, respectively.  Any default notice or other notice of any obligations (including any billing or invoice for any Rent or any other expense or charge due under the Master Lease) from Master Landlord which is received by Subtenant (whether directly or as a result of being forwarded by Sublandlord) shall constitute such notice from Sublandlord to Subtenant under this Sublease without the need for any additional notice from Sublandlord.

9.1.4This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Landlord thereunder.  Subtenant shall not commit or  permit any of its agents, employees or contractors to commit any act or omission which if done or permitted by Sublandlord or its agents, employees or contractors would be (with notice, the passage of time or both) in violation of or a default by the “Tenant” under the Master Lease.  Subtenant hereby agrees:  (a) to comply with all provisions of the Master Lease, as incorporated herein, which are required to be performed by Subtenant hereunder; and (b) to perform all the obligations on the part of the Tenant to be performed under the terms of the Master Lease, as incorporated herein, during the Term of this Sublease which are required to be performed by Subtenant hereunder. If Subtenant shall default in the performance of any of its obligations under this Sublease, other than its obligation to pay Rent to Sublandlord, Sublandlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Subtenant, without notice in a case of emergency and, in all other cases, if the default continues after three (3) days from the date of written notice thereof from Sublandlord.

9.1.5With respect to any approval or consent required to be obtained from Master Landlord under the Master Lease, such approval or consent must be obtained from Master Landlord and Sublandlord, and the approval or consent of Sublandlord may be withheld if Master Landlord’s approval or consent is not obtained.  Such approvals and consents shall include, without limitation, all approvals and consents required with respect to Hazardous Materials and Transfers. With respect to Alterations, Sublandlord agrees that it will not withhold its consent to any Alternation approved by Master Landlord.

9.2Incorporation By Reference.  Notwithstanding any provision of this Sublease to the contrary, the following provisions of the Master Lease shall not be incorporated into this Sublease:

•	Summary of Basic Lease Information, except for Sections 2.1, 2.2, 7 and 9
•	Section 1.1.1
•	Section 1.1.2 (first sentence)
•	Section 1.1.4
•	Section 1.2
•	Section 1.3
•	Section 1.4

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•	Article 2 (except for the definition of “Lease Year” in Section 2.1)
•	Article 3 (except for the final sentence)
•	Section 4.2.6
•	Section 4.6
•	All references to the "Tenant Work Letter"
•	Section 6.1 (the first clause in the last sentence)
•	Section 7.1 (the phrase “and Building” in the second line)
•	Section 8.5 (last four sentences with respect to any property listed on Exhibit B)
•	Section 10.7
•	Section 14.4
•	Section 18 (the first and third sentences)
•	Section 19.5.2 (it being understood that Subtenant shall be entitled to abatement under such Section to the extent such abatement is received by Sublandlord under the Master Lease)
•

Article 21 (unless Subtenant elects under Section 3.3 of this Sublease to provide the Security Deposit in the form of a letter of credit, in which case only Section 21.7 shall be deleted and the L-C Amount shall be the amount of the Security Deposit under this Sublease)

•	Section 23.1 (the second to last sentence)
•	Section 23.2 (the last sentence)
•	Section 29.5 (after the first comma)
•	Section 29.13 (the first sentence)
•	Section 29.24
•	Exhibit B
•	Exhibit C;

and in the following provisions of the Master Lease the term Landlord shall refer to Master Landlord only (or both Master Landlord and Sublandlord, if so specified):

•	Section 1.1.2(iv)
•	Section 1.1.3
•	Section 1.2
•	Section 4.1.2
•	Section 4.2
•	Section 4.3
•	Section 4.4
•	Section 4.5 (both Master Landlord and Sublandlord)
•	Section 5.2
•	Section 5.3 (both Master Landlord and Sublandlord)
•	Section 6.1 (first sentence and second paragraph only)
•	Section 6.4 (both Master Landlord and Sublandlord)
•	Section 7.4 (except for the first sentence of Section 7.3, which shall be both Master Landlord and Sublandlord)

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•	Article 8 (except for the first reference in the first sentence of Section 8.4, which shall be both Master Landlord and Sublandlord)
•	Section 10.1 (both Master Landlord and Sublandlord)
•	Section 10.2
•	Section 10.4 (both Master Landlord and Sublandlord)
•	Section 10.6
•	Section 11.1 (the second, third and fourth sentences)
•	Section 11.2
•	Section 11.3 (the first reference)
•	Article 13 (the first sentence)
•	Section 15.2 (both Master Landlord and Sublandlord)
•	Article 17 (both Master Landlord and Sublandlord)
•	Article 18 (both Master Landlord and Sublandlord)
•	Section 19.5.2 (both Master Landlord and Sublandlord)
•	Section 23
•	Section 24 (third sentence) (both Master Landlord and Sublandlord)
•	Section 26.2 (both Master Landlord and Sublandlord)
•	Section 29.26 (first sentence only)
•	Section 29.29.1
•	Section 29.31

In addition, in Section 14.3, with respect to future Transfers by Subtenant, Subtenant shall pay Master Landlord the entire premium payable to Master Landlord under the Master Lease, plus pay Sublandlord fifty percent (50%) of any remaining Transfer Premium.

9.3Termination of Master Lease.  If for any reason the term of the Master Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall thereupon terminate and Sublandlord shall not be liable to Subtenant by reason thereof for damages or otherwise (except where such termination results from a default under the Master Lease by Sublandlord through no fault of Subtenant or is otherwise a breach of the terms of this Sublease by Sublandlord) except that Sublandlord shall return to Subtenant that portion of any Rent paid in advance by Subtenant, if any, which is applicable to the period following the date of such termination and so much of the Security Deposit as Sublandlord is obligated to return in accordance with the provisions of this Sublease.  So long as Subtenant complies with its obligations under this Sublease:   (a) Sublandlord shall perform all of its obligations under the Master Lease not agreed to be performed by Subtenant hereunder to the extent required to keep the Master Lease in full force and effect during the Term; (b) Sublandlord shall not, without Subtenant’s prior written consent, exercise any right to terminate the Master Lease, voluntarily terminate the Master Lease, or take any other action under the Master Lease that could materially adversely affect Subtenant’s use or occupancy of the Premises or materially increase Subtenant’s obligations or decrease Subtenant’s rights; and (c) Sublandlord shall not agree to any amendment of the Master Lease which would materially adversely affect Subtenant’s rights or obligations under this Sublease.   Notwithstanding the foregoing, Sublandlord shall have no liability to Subtenant for its violation of the terms of this Section 9.3 if Master Landlord agrees that Subtenant

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may remain in possession of the Premises on the same terms as this Sublease for the remainder of the Term.

9.4Surrender.  Subtenant shall surrender the Premises to Sublandlord broom- clean and in as good a condition as on the Initial Premises Commencement Date or Expansion Premises Commencement Date, as applicable, ordinary wear and tear, casualty and condemnation excepted, and free of Hazardous Materials caused by Subtenant to the extent required under the Master Lease.  Prior to expiration or earlier termination of this Sublease, Subtenant shall (a) remove any Alterations, additions and improvements made by or at the request of Subtenant (whether or not made with Sublandlord’s consent) to the extent required by Master Landlord, (b) remove all Subtenant’s trade fixtures, equipment and personal property, and (c) restore the Premises to the condition described in the first sentence of this section, all at Subtenant’s expense. In addition, and without limiting the foregoing, it is expressly agreed that Subtenant shall be obligated to remove any Alterations or any additions and improvements made by or at the request of Sublandlord as “Tenant” under the Master Lease (whether or not made with Master Landlord’s participation of consent) or otherwise existing in the Premises on the Initial Premises Commencement Date to the extent required by Master Landlord.  If the Premises are not so surrendered, then Subtenant shall be liable to Sublandlord for all cost incurred by Sublandlord (including any charges by Master Landlord under the Master Lease) in returning the Premises to such required condition, plus interest thereon at the rate of ten percent (10%) per annum.

9.5Hazardous Materials.  Subtenant shall use no Hazardous Materials in, on, under or about the Premises or the Building, except as permitted by Section 5.3 of the Master Lease, as incorporated therein.  Subject to receipt of Master Landlord’s consent, Sublandlord hereby approves of Subtenant’s use of the Hazardous Materials on the form attached hereto as Exhibit D.  Subtenant hereby agrees that the obligations of “Tenant”  in Section 5.3 of the Master Lease are incorporated herein by reference as specified above, including without limitation all such obligations to deliver Environmental Questionnaires (including the delivery of an Environmental Questionnaire concurrently with the execution and delivery of this Sublease), and all obligations to deliver notices, notifications, certifications, documents, environmental assessments, Environmental Reports, and Clean-up plans.  In addition, Subtenant specifically acknowledges that Sublandlord shall have the obligation, and the right, to deliver all such Environmental Questionnaires and other documents and notices to Master Landlord in fulfillment of Sublandlord’s obligations to Master Landlord under the Master Lease.  Sublandlord agrees to use reasonable commercial efforts to minimize the creation of duplicative or inconsistent obligations to Master Landlord and Sublandlord under Sections 5.3.1.3(iii) and (iv), 5.3.2 and 5.3.4 of the Master Lease, but nothing herein shall be construed as any waiver by Sublandlord or its rights and remedies pursuant to said Sections of the Master Lease, as incorporated herein.  In Section 5.3.1.4.3, as incorporated by reference herein, the phrase “that exist in, on or about the Project as of the date hereof” shall be deleted and the following phrase shall be inserted in its place:  “that exist in the Premises as of the Initial Premises Commencement Date or the Expansion Premises Commencement Date, as the case may be, and that are caused by Sublandlord and not the obligation of Master Landlord under Section 5.1.4.1.3 of the Master Lease or a third party.”

9.6Entry By Sublandlord.  Sublandlord shall have the right to enter the Premises as set forth in Article 27 of the Master Lease as incorporated by reference herein, and

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shall also have the right to use the Common Areas, for purposes of performing its obligations under the Master Lease or this Sublease.

10.Additional Provisions.

10.1Notices.  In the event that Sublandlord or Subtenant shall receive any notice from Master Landlord for any reason pertaining to the Premises, then, such party shall immediately send a copy of such notice to the other party.

The provisions of the Master Lease regarding the giving of notices are hereby amended to delete the notice addresses for “Tenant” and “Landlord” and to insert the following:

Notices to Sublandlord:	Five Prime Therapeutics, Inc. 111 Oyster Point Boulevard South San Francisco, CA 94080 Attention: General Counsel

With a copy (which shall not constitute notice) to:

Lubin Olson Niewiadomski LLP The Transamerica Pyramid 600 Montgomery Street, 14th Floor Attention: Kenneth Whiting

Notices to Subtenant:	Sutro Biopharma, Inc.
(Prior to Occupancy) 310 Utah Avenue, Suite 150 South San Francisco, CA 94080 Attention: Legal Counsel, David Pauling (After Occupancy) At the Premises Attention: Legal Counsel, David Pauling

Assignment, Subletting and Encumbrance.  Subtenant shall not voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Sublease or in the Premises without obtaining the prior written consent of Sublandlord and Master Landlord with respect thereto, to the extent such consent is required under the terms and conditions of the Master Lease, as incorporated herein.  If Master Landlord’s consent is obtained, Sublandlord shall not unreasonably withhold its consent to any proposed sublease; provided, however, that Sublandlord may require as a condition of granting any such consent that (a) Subtenant provides to Sublandlord reasonably sufficient evidence of such sublessee’s financial capability, (b) Subtenant reaffirms, in form satisfactory to Sublandlord, its continuing liability under the Sublease.  Any assignment,

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subletting, mortgage or other encumbrance attempted by Subtenant to which Sublandlord and/or Master Landlord has not consented in writing pursuant to the provisions hereof (where such consent was required) shall be null and void and of no effect.  Notwithstanding anything to the contrary in this Sublease, Sublandlord shall have no option to recapture any Contemplated Transfer Space of Subtenant, as set forth in Section 14.4 of the Master Lease.

10.2Alterations and Improvements By Subtenant.  Subtenant shall not make any to the Premises without first (a) obtaining the written approval of such Alterations from each of Master Landlord and Sublandlord to the extent approval is required under the Master Lease and (b) otherwise complying with all provisions of the Master Lease, as incorporated herein, applicable to such Alterations; provided, however, approval by Sublandlord shall not be required if Master Landlord provides its approval. All such Alterations shall be constructed only after necessary permits, licenses and approvals have been obtained from appropriate governmental agencies and all improvements shall be constructed as to conform to all relevant codes, regulations, and ordinances.  All such Alterations shall be made at Subtenant’s sole cost and shall be diligently prosecuted to completion.  Upon the expiration of this Sublease, Subtenant shall comply with Article 15 of the Master Lease, as incorporated herein, except to the extent that Master Landlord waives such requirement in writing.  Subtenant shall permit no mechanics’ or other liens to be recorded against the Premises related to work performed by or for  Subtenant or anyone claiming by, under or through Subtenant.  Should such a lien be made or filed against the Premises or real property on which the Premises are situated, Subtenant at its sole cost, shall bond against or discharge said lien within thirty (30) days after Sublandlord’s or Master Landlord’s request to do so.  Sublandlord acknowledges that Subtenant plans to install its own security system for the Premises and make the alterations described in Exhibit E, provided Master Landlord consents to the same and does not require that they be restored.  Sublandlord’s contingent waiver of its approval right to Subtenant’s Alterations shall not affect or diminish any of Subtenant’s other obligations to Sublandlord under Section 8 of the Master Lease as incorporated herein, and Subtenant shall provide to Sublandlord all notices, lien waivers, and “as built” drawings and other items required to be delivered to Sublandlord pursuant to that Section.  In addition, to the extent Subtenant is delayed in completing its initial alterations to the Premises due to (i) delays by Sublandlord, but only if the delay continues for two (2) business days after Subtenant’s delivery of a second request for approval in compliance with the notice provisions of this Sublease, which second request must be in writing or sent by email to Sublandlord’s email address provided under Section 10.1 above or (ii) mandatory construction work stoppages imposed by governmental entities in response to the COVID-19 pandemic (by statute, orders or other restrictions), Subtenant shall be entitled to abate one (1) day of rent next coming due with respect to the applicable phase of the Premises for each day of such delay.

10.3Holding Over.  Any holdover by Subtenant shall be governed by Article 16 of the Master Lease, as incorporated herein by reference.  In addition, Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Premises upon the expiration of the Term or upon the earlier termination hereof and the right to assert any remedy at law or in equity to evict Subtenant and/or collect damages in connection with any such holding over, and Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees incurred or suffered by Sublandlord by reason of Subtenant’s failure to surrender the Premises on the expiration or earlier termination of this Sublease in accordance with

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the provisions of this Sublease, as set forth in the final sentence of such Article 16 of the Master Lease; provided, however, the holdover rent paid by Subtenant hereunder shall be credited against all such claims, demands, actions, losses, damages, obligations, costs and expenses.

10.4Waiver.  The waiver of Sublandlord or Subtenant of any agreement, condition or provision contained herein or any provision incorporated herein by reference shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision, nor shall any custom or practice which may evolve between the parties in the administration of the terms hereof be construed to waive or to lessen the right of Sublandlord or Subtenant to insist upon the performance by the other in strict accordance with said terms.  The subsequent acceptance of Rent hereunder by Sublandlord shall not be deemed to be a waiver of any preceding breach by Subtenant of any agreement or condition of this Sublease or the same incorporated herein by reference, other than the failure of Subtenant to pay the particular Rent so accepted, regardless of Sublandlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

10.5Complete Agreement.  There are no oral agreements between Sublandlord and Subtenant affecting this Sublease, and this Sublease supersedes and cancels any and all previous negotiations, letters of intent, brochures, agreements and understandings, if any, between Sublandlord and Subtenant or displayed by Sublandlord, its agents or real estate brokers to Subtenant with respect to the subject matter of this Sublease, the Premises or the Building.  There are no representations between Sublandlord and Subtenant other than those contained in or incorporated by reference into this Sublease.

10.6Insurance.  Subtenant shall comply with the insurance provisions applicable to Tenant under the Master Lease, as incorporated herein.  Such insurance shall insure the performance by Subtenant of its applicable obligations hereunder and the liability insurance shall name Master Landlord and Sublandlord as additional insureds.   All such insurance shall include an endorsement requiring thirty (30) days written notice from the insurance company to Master Landlord and Sublandlord before cancellation or change in coverage, insureds or amount of policy.  Subtenant shall provide both Master Landlord and Sublandlord with certificates of insurance evidencing such coverage prior to the earlier of entry into the Premises or the commencement of this Sublease.   The waiver of subrogation provision contained in Section 10.5 of the Master Lease shall be deemed to be a three-party agreement binding among and inuring to the benefit of Sublandlord, Subtenant and Master Landlord (by reason of its consent hereto).

11.Indemnification; Exculpation

11.1Non-Liability Of Sublandlord.  Sublandlord shall not be liable to Subtenant, and Subtenant hereby waives and releases all claims against Sublandlord and its partners, officers, directors, employees, trustees, successors, assigns, agents, servants, affiliates, representatives, and contractors (collectively, herein “Sublandlord Affiliates”) for injury or damage to any person or property occurring or incurred in connection with, or in any way relating to, the Premises.  Without limiting the foregoing, neither Sublandlord nor any of the Sublandlord Affiliates shall be liable for and there shall be no abatement of Rent for (i) any damage to Subtenant’s property stored with or entrusted to Sublandlord or Sublandlord Affiliates, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage

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to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other sublessees, occupants or other visitors to the Premises or from any other cause whatsoever, or (iv) any latent or other defect in the Premises.  Notwithstanding any provision of this Section 11.1 to the contrary, the waiver of liability contained in this Section 11.1 shall not apply to damage resulting from the negligence or willful misconduct of Sublandlord or its agents, contractors or invitees or the breach by Sublandlord of this Sublease or the Master Lease through no fault of Subtenant; provided, further, however, in no case shall Sublandlord ever be liable to Subtenant for (and Subtenant hereby waives any right to recover from Sublandlord for) any lost profits, business interruption or any form of consequential damage and in no case shall Subtenant ever be liable to Sublandlord for (and Sublandlord hereby waives any right to recover from Subtenant for) any lost profits, business interruption or any form of consequential damage.

11.2Indemnification Of Sublandlord; Indemnification Of Master Landlord.  Subject to the terms of Section 10.5 of the Master Lease, as incorporated herein, Subtenant shall indemnify, defend, protect and hold Sublandlord and its officers, agents, and employees (collectively, “Sublandlord’s Agents”) and Master Landlord and it officers, agents and employees, harmless from and against any and all claims, suits, judgments, losses, costs, obligations, damages, expenses, interest and liabilities, including, without limitation, actual attorneys’ fees and costs, incurred or asserted in connection with (i) injury or damage to any person or property whatsoever arising out of or in connection with this Sublease, the Premises or Subtenant’s activities in or about the Premises to the extent such injury or damage has been caused in whole or in part by the act, negligence, fault or omission of Subtenant, its agents, servants, contractors, employees, representatives, licensees or invitees (provided, however that the indemnification provided in this Section 11.2(i) shall not apply to the extent the injury or damage results from the negligence or willful misconduct of Sublandlord or Sublandlord’s Agents or Master Landlord or Master Landlord’s Agents or Sublandlord’s or Master Landlord’s violation of this Sublease or the Master Lease, of (ii) any breach or default by Subtenant of its obligations under this Sublease.  The provisions of this Section 11.2 shall survive the expiration or earlier termination of this Sublease.  Subject to the terms of Section 10.5 of the Master Lease, as incorporated herein, Sublandlord shall indemnify Subtenant as provided in the penultimate sentence of Section 10.1 of the Master Lease, as incorporated herein, except such indemnity shall also include any claims, suits, judgments, losses, costs, obligations, damages, expenses, interest and liabilities arising from Sublandlord’s use of the Shared Areas, except to the extent due to the negligence or willful misconduct of Subtenant or Subtenant’s Agents or Subtenant’s violation of this Sublease.

12.FF&E.  Effective upon the Initial Premises Commencement Date, Sublandlord shall be deemed to have sold, and Subtenant shall be deemed to have purchased, for the consideration of One Dollar ($1.00), all of Sublandlord’s right, title and interest in the furniture, fixtures and equipment listed on Exhibit B-1 hereto (the “Initial Premises FF&E”).  Effective upon the Expansion Premises Commencement Date, Sublandlord shall be deemed to have sold, and Subtenant shall be deemed to have purchased, for the consideration of One Dollar ($1.00), all of Sublandlord’s right, title and interest in the furniture, fixtures and equipment listed on Exhibit B-2 hereto (the “Expansion Premises FF&E” and, together with the Initial Premises FF&E, the

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“FF&E”).  Subtenant shall accept the FF&E in its then “AS-IS” condition and state of repair, subject to any and all defects therein, latent or otherwise; provided, however, Sublandlord shall, prior to the applicable Commencement Date, decommission any FF&E that contains Hazardous Materials and Sublandlord shall be responsible for any sales tax with respect to the transfer of the FF&E.  Subject to the foregoing, Subtenant waives any claim or action against Sublandlord in respect of the condition of the FF&E and neither Sublandlord nor any of Sublandlord’s agents has made or makes any warranty or representation, express or implied, with respect to the condition of the FF&E, including without limitation any warranty of fitness for any particular purpose or as to any other matter whatsoever respecting the quality or condition of the FF&E.  During the Term, the provisions of the Master Lease and this Sublease applicable to the personal property of Subtenant shall be applicable to the FF&E, including without limitation Subtenant’s obligation to insure the FF&E.  Subtenant, at its sole cost and expense, shall remove the FF&E from the Building upon the expiration or earlier termination of this Sublease.  Sublandlord and Subtenant agree that no portion of the Base Rent or Additional Rent payable under this Sublease is attributable to the FF&E.

13.Miscellaneous.

13.1Counterparts.  This Sublease may be executed in one or more counterparts by the parties hereto.  All counterparts shall be construed together and shall constitute one agreement.  A facsimile counterpart signature or an electronic counterpart signature delivered to each party shall be deemed an original for the purpose of execution of this Sublease.

13.2Sole Agreement.  This Sublease contains all of the understandings of the parties and all representations made by either party to the other are merged herein.

13.3Modification.  This Sublease may not be modified in any respect except by a document in writing executed by both parties hereto or their respective successors.

13.4Attorneys’ Fees.  If either party hereto brings an action or other proceeding against the other to enforce, protect, or establish any right or remedy created under or arising out of this Sublease, the prevailing party shall be entitled to recover from the other party, all costs, fees and expenses, including, without limitation, attorneys’ fees, expenses, and disbursements incurred or sustained by such prevailing party in connection with such action or proceeding, and the prevailing party’s rights to recover its costs, fees and expenses, and any award thereof, shall be separate from, shall survive, and shall not be merged with any judgment.

13.5Binding Effect.  This Sublease shall be binding on and inure to the benefit of the parties and their respective heirs, successors and assigns.

13.6Time Is Of Essence.  Time is of essence in respect of each and every term, covenant and condition of this Sublease.

13.7Governing Law.  This Sublease, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Sublease, or the negotiation, execution or performance of this Sublease (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sublease or as an inducement to enter into this Sublease) shall be governed by, and

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enforced in accordance with, the internal laws of the State of California (without giving effect to any choice or conflict of law provision or rule, whether of the State of California or any other jurisdiction, that would cause the application of laws of any jurisdiction other than those of the State of California).

13.8Representations And Warranties.  Subtenant hereby represents and warrants to Sublandlord that (i) each person signing this Sublease on behalf of Subtenant is duly authorized to execute and deliver this Sublease on behalf of Subtenant, (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the articles of incorporation, bylaws and other organizational documents of Subtenant, and (iii) Subtenant is duly organized and in good standing under the laws of the State of Delaware.  Sublandlord hereby represents and warrants to Subtenant that (i) each person signing this Sublease on behalf of Sublandlord is duly authorized to execute and deliver this Sublease on behalf of Sublandlord, (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the articles of incorporation, bylaws and other organizational documents of Sublandlord, and (iii) Sublandlord is duly organized and in good standing under the laws of the State of Delaware.  In addition, Sublandlord represents and warrants that (a) the Master Lease is in full force and effect, and there exists under the Master Lease no default by Sublandlord or, to Sublandlord’s actual knowledge, Master Landlord, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default by Sublandlord or, to Sublandlord’s actual knowledge, Master Landlord and (b) the copy of the Master Lease attached hereto as Exhibit A is a true, correct and complete copy of the Master Lease.

13.9Securities Law Filings and Disclosures.  Sublandlord and Subtenant hereby acknowledge that: (a) each of such parties may file a Current Report on Form 8-K (the “Current Reports”) with the Securities and Exchange Commission (the “SEC”) after the execution and delivery of this Sublease; (b) the Current Reports may include a description of the terms and conditions of this Sublease; (c) a copy of this Sublease may be attached as an exhibit to the respective Current Report or a subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K with the SEC; and (d) neither party will seek confidential treatment of any of the terms and conditions of this Sublease, notwithstanding any provision of this Sublease to the contrary.  Each of Sublandlord and Subtenant hereby consents to the other party’s filing of its respective Current Report and the filing of this Sublease as an exhibit to any SEC filing requiring such filing and waives any obligation of the other party to seek confidential treatment of any of the terms and conditions of this Sublease in connection with any such filing.

13.10Condition Precedent.  Notwithstanding anything to the contrary set forth in this Sublease, this Sublease is conditioned upon, and shall not take effect until, receipt of the written consent of the Master Landlord hereto in form reasonably acceptable to Sublandlord and Subtenant, which must include, unless waived by Subtenant, Master Landlord’s (a) approval of Subtenant’s signage rights hereunder and installation of a security system and the alterations described in Exhibit E, (b) agreement that such alterations and any existing alterations in the Premises as of the date of this Sublease do not need to be restored, (c) agreement that Master Landlord’s consent shall not be required for Transfers to Subtenant’s Permitted Transferees, as described in Section 14.8 of the Master Lease, as incorporated herein, (d) agreement that the release and waiver of subrogation in Section 10.5 of the Master Lease shall apply as between Master Landlord and Subtenant and (e) consent to Subtenant’s use of the generator as described in

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Section 1 and Hazardous Materials as described in Exhibit D. Subtenant hereby agrees for the benefit of Sublandlord and Master Landlord (as an express intended third party beneficiary) that other than as expressly and specifically agreed to in writing by Master Landlord, no act, consent, approval or omission of Master Landlord pursuant to this Sublease shall (i) constitute any form of recognition of Subtenant as the direct tenant of Master Landlord, (ii) create any form of contractual duty or obligation on the part of Master Landlord in favor of Subtenant or (iii) waive, affect or prejudice in any way Master Landlord’s right to treat this Sublease and Subtenant’s rights to the Premises as being terminated upon any termination of the Master Lease.  If Master Landlord’s consent in a form reasonably acceptable to Sublandlord and Subtenant is not obtained within thirty (30) days after execution of this Sublease by Subtenant, then either Sublandlord or Subtenant may terminate this Sublease by giving the other written notice thereof prior to receipt of such consent and Sublandlord shall return any deliveries made by Subtenant.

13.11Cooperation.  Each party shall reasonably cooperate with the other party with respect to seeking any necessary approvals from Master Landlord, including without limitation approval of this Sublease.

13.12Sublandlord Obligations.  Sublandlord shall fully perform all of its obligations under the Master Lease to the extent Subtenant has not expressly agreed to perform such obligations under this Sublease.  In the event, however, that Sublandlord defaults in the performance or observance of any of Sublandlord’s remaining obligations under the Master Lease or fails to perform Sublandlord’s stated obligations under this Sublease, then Subtenant may give Sublandlord notice specifying in what manner Sublandlord has defaulted, and if such default shall not be cured by Sublandlord within thirty (30) days thereafter (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as possible), then Subtenant shall be entitled to cure such default and promptly collect from Sublandlord, Subtenant’s reasonable expenses in so doing (including without limitation reasonable attorneys’ fees and court costs).  Subtenant shall not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Master Lease or with any applicable governmental law, regulation or order.  Sublandlord shall not exercise any extension options in, or otherwise extend the term of, the Master Lease.

13.13Data Room.  Notwithstanding anything to the contrary in this Sublease, commencing on the date of this Sublease and ending on the day before the Delivery Date, Sublandlord shall have the right to access the data room located in the Initial Premises and depicted on Exhibit C hereto (the “Data Room”) on a “24 hours per day/7 days per week/365(6) days per year” basis, and to use the Data Room in common with Subtenant.  Neither party shall move or otherwise interfere with the equipment of the other party that may be currently or hereafter located in the Data Room.  Sublandlord shall provide at least one (1) hour’s prior notice to Subtenant, which notice (notwithstanding anything to the contrary in Section 10.1 hereof) may be delivered by email or telephone to Steve Michel, Subtenant’s Executive Director of Operations (phone number (650) 801- 6430, email smichel@sutrobio.com), in order to enter the Data Room during normal operating hours (except in the case of an emergency, in which event no notice shall be required).

20

13.14Lab Space.  Notwithstanding anything to the contrary in this Sublease, commencing on the date of this Sublease and ending on December 31, 2020, Sublandlord shall have the right to access the lab space located in the Initial Premises and depicted on Exhibit C (hereto) (the “Lab Space”) on a “24 hours per day/7 days per week/365(6) days per year” basis.   During such period, Sublandlord shall have the exclusive use of the Lab Space, and Subtenant shall not interfere with Sublandlord’s use of the Lab Space. If Subtenant requires access to the Lab Space for planning purposes, Subtenant shall provide at least one (1) business day’s prior notice to Sublandlord, which notice (notwithstanding anything to the contrary in Section 10.1 hereof) may be delivered by email or telephone to Nallakkan Arvindan, Sublandlord’s Senior Vice President, Strategic Technical Operations (phone number (415) 365-5715, email Nallakkan.Arvindan@fiveprime.com), in order to enter the Lab Space during normal operating hours (except in the case of an emergency, in which event no notice shall be required).
IN WITNESS WHEREOF, the parties hereto have hereunto set their hand on the date first above written.

SUBLANDLORD:

Five Prime Therapeutics, Inc.,
a Delaware corporation

By: /s/ Thomas Civik
Name: Thomas Civik
Its: President and Chief Executive Officer

SUBTENANT:

Sutro Biopharma, Inc.,
a Delaware corporation

By: /s/ William J. Newell
Name: William J. Newell
Its: Chief Executive Officer

21

EXHIBIT A

MASTER LEASE

22

LEASE

THE COVE AT OYSTER POINT

HCP OYSTER POINT III LLC,

a Delaware limited liability company,

as Landlord,

and

FIVE PRIME THERAPEUTICS, INC.

a Delaware corporation,

as Tenant.

1.	PREMISES, BUILDING, PROJECT, AND COMMON AREAS4
2.	LEASE TERM; OPTION TERM7
3.	BASE RENT9
4.	ADDITIONAL RENT10
5.	USE OF PREMISES15
6.	SERVICES AND UTILITIES20
7.	REPAIRS21
8.	ADDITIONS AND ALTERATIONS22
9.	COVENANT AGAINST LIENS23
10.	INSURANCE23
11.	DAMAGE AND DESTRUCTION26
12.	NONWAIVER27
13.	CONDEMNATION27
14.	ASSIGNMENT AND SUBLETTING28
15.	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES31
16.	HOLDING OVER32
17.	ESTOPPEL CERTIFICATES32
18.	SUBORDINATION32
19.	DEFAULTS; REMEDIES33
20.	COVENANT OF QUIET ENJOYMENT35
21.	LETTER OF CREDIT35
22.	COMMUNICATIONS AND COMPUTER LINE38
23.	SIGNS38
24.	COMPLIANCE WITH LAW39
25.	LATE CHARGES39
26.	LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT40
27.	ENTRY BY LANDLORD40
28.	TENANT PARKING40
29.	MISCELLANEOUS PROVISIONS41

EXHIBITS

AOUTLINE OF PREMISES

BTENANT WORK LETTER

CFORM OF NOTICE OF LEASE TERM DATES

DFORM OF TENANT'S ESTOPPEL CERTIFICATE

EENVIRONMENTAL QUESTIONNAIRE

FTENANT'S PROPERTY

GFORM OF AMENDMENT RE: ADDITIONAL MONTHLY BASE RENT

HFORM OF LETTER OF CREDIT

IDESIGNATED VISITOR PARKING SPACES

TABLE OF CONTENTS

Page

Abatement Event36

Accountant16

Advocate Arbitrators10

Alterations23

Base Rent11

Building5

Common Areas5

Comparable Buildings9

Contemplated Effective Date31

Contemplated Transfer Space31

Direct Expenses11

Disputed Amounts43

Eligibility Period36

Energy Disclosure Information22

Energy Disclosure Requirements22

Estimate15

Estimate Statement15

Estimated Direct Expenses15

Excepted Matters46

Expense Year11

First Offer Notice7

First Offer Space6

First Offer Space Lease7

Force Majeure44

Intention to Transfer Notice31

Landlord1

Landlord Parties25

Lease1

Lease Expiration Date8

Lease Term8

Lease Year8

Lines40

Mail45

Negotiation Meeting8

Negotiation Notice8

Negotiation Space8

Net Worth32

Neutral Arbitrator10

Nine Month Period31

Notices45

Objectionable Name40

Operating Expenses12

Option Conditions9

Option Rent9

Option Term9

Original Tenant8

Outside Agreement Date10

Premises5

Project,5

Rent Commencement Date8

Sign Specifications40

Statement15

Subject Space29

Summary1

Tax Expenses14

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Tenant1

Tenant Energy Use Disclosure22

Tenant Work Letter5

Tenant's Accountant16

Tenant's Share15

Transfer Notice29

Transfer Premium30

Transferee29

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THE COVE AT OYSTER POINT

LEASE

This Lease (the "Lease"), dated as of the Execution Date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between HCP OYSTER POINT III LLC, a Delaware limited liability company ("Landlord"), and FIVE PRIME THERAPEUTICS, INC., a Delaware corporation ("Tenant").  Landlord and Tenant may each be referred to in this Lease individually as a “Party” and collectively as the “Parties.”

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE		DESCRIPTION
1.Execution Date:		December 12, 2016
2.Premises (Article 1).
2.1Building:		That certain four-story building containing approximately 115,466 rentable square feet of space ("RSF") located at: 111 Oyster Point Boulevard South San Francisco, California 94080
2.2Premises:		Approximately 115,466 RSF consisting of the entire Building, as further set forth in Exhibit A to the Lease.
3.Lease Term (Article 2).
3.1Length of Term:		Ten (10) years, commencing on the Rent Commencement Date.
3.2Rent Commencement Date:

The later to occur of (i) January 1, 2018, and (ii) thirty (30) days after the Premises are "Ready for Occupancy", as defined in the Tenant Work Letter.  The Parties anticipate that the Premises will be “Ready for Occupancy” on December 1, 2017.

3.3Lease Expiration Date:		The day prior to the tenth (10th) anniversary of the Rent Commencement Date.
4.Base Rent (Article 3):
Lease Year	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per RSF
1 (months 1 – 6)*	N/A	$282,891.70	$4.90
1 (months 7 – 12)	N/A	$565,783.40	$4.90

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2	$7,024,951.44	$585,412.62	$5.07
3	$7,274,358.00	$606,196.50	$5.25
4	$7,523,764.56	$626,980.38	$5.43
5	$7,787,027.04	$648,918.92	$5.62
6	$8,064,145.44	$672,012.12	$5.82
7	$8,341,263.84	$695,105.32	$6.02
8	$8,632,238.16	$719,353.18	$6.23
9	$8,937,068.40	$744,755.70	$6.45
10	$9,255,754.56	$771,312.88	$6.68

*Note that for the first six (6) months of the first Lease Year of the Lease Term, Tenant’s Base Rent obligation has been calculated as if the Premises contained only 57,773 rentable square feet.  Such calculation shall not affect Tenant’s right to use the entire Premises, or Tenant’s obligations under this Lease with respect to the entire Premises, including Tenant’s obligation to pay Tenant’s Share of Direct Expenses with respect to the Premises which shall be as provided in Section 6 of this Summary, all in accordance with the terms and conditions of this Lease.

Address for Payment of Rent:

If by check, remittances should be mailed to:

HCP Life Sciences REIT

File 51142

Los Angeles, CA 90074-1142

If by ACH, remit to:

HCP Life Sciences REIT Bank of America

ABA: 121000358

Acct: 1235928034

If by Wire, remit to:

HCP Life Sciences REIT Bank of America

ABA: 026009593

Acct: 1235928034

If by overnight mail, remit to:

Bank of America Lockbox Services

Lockbox 51142

2706 Media Center Drive

Los Angeles, CA 90065-1733

5.Tenant Improvement Allowance (Exhibit B):		$125.00 per RSF of the Premises (i.e., $14,433,250.00).

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6.Tenant's Share (Article 4):	100%.
7.Permitted Use (Article 5):

The Premises shall be used only for general office, biotechnology and pharmaceutical research and development, engineering, lab scale manufacturing and laboratory and vivarium uses, including administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with first class life sciences and pharmaceutical projects in South San Francisco, California ("First Class Life Sciences Projects"), and (ii) in compliance with, and subject to, applicable laws and the terms of this Lease.

8.Letter of Credit (Article 21):	$1,542,625.76, subject to reduction as set forth in Article 21.
9.Parking (Article 28):	291 unreserved parking spaces, including 5 dedicated visitor parking spaces, subject to the terms of Article 28.
10.Address of Tenant (Section 29.18):

Before the Rent Commencement Date:

Five Prime Therapeutics, Inc.
Two Corporate Drive
South San Francisco, CA 94080
Attention:  Chief Financial Officer

After the Rent Commencement Date:

Five Prime Therapeutics, Inc.
111 Oyster Point Boulevard
South San Francisco, California 94080
Attention: Chief Financial Officer

11.Address of Landlord (Section 29.18):	See Section 29.18.
12.Broker(s) (Section 29.24):	Kidder Mathews and CBRE, Inc.

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1.PREMISES, BUILDING, PROJECT, AND COMMON AREAS.

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises").  The outline of the Premises is set forth in Exhibit A attached hereto.  The outline of the "Building" and the "Project," as those terms are defined in Section 1.1.2, are further depicted on the Site Plan attached hereto as Exhibit A.  The Parties agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed.  The Parties hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below, and that the square footage of the Premises shall be as set forth in Section 2.1 of the Summary of Basic Lease Information.  Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter.  Landlord shall deliver the Premises to Tenant in good, vacant, broom clean condition, in compliance with all laws, with the roof water-tight and with the plumbing, electrical systems, fire sprinkler system, elevator system, lighting, air conditioning, heating, and all other building systems serving the Premises in good operating condition and repair, and with all required occupancy permits (or equivalent final permit signoffs) relating to the Base Building (and not any specific Tenant Improvements) on or before the Rent Commencement Date, or such earlier date as Landlord and Tenant mutually agree.  Landlord will be responsible for causing the exterior of the Building, the existing Building entrances, and all exterior Common Areas (including required striping and handicapped spaces in the parking areas) to be in compliance with ADA and parking requirements, to the extent required to allow the legal occupancy of the Premises or completion of the Tenant Improvements.

1.1.2The Building and The Project.  The Premises constitutes the entire building set forth in Section 2.1 of the Summary (the "Building").  The Building is part of an office/laboratory project currently known as "The Cove at Oyster Point."  The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the six (6) other office/laboratory buildings located or to be located at The Cove at Oyster Point, and the land upon which such adjacent office/laboratory buildings are or will be located, and (iv) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project (provided that any such additions do not increase Tenant's obligations under this Lease).

1.1.3Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, are collectively referred to herein as the "Common Areas").  Landlord shall maintain and operate the Common Areas, including all sprinkler and other systems serving the Common Areas, in a first class manner, and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may reasonably make from time to time.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that such closures, alterations, additions or changes shall not unreasonably interfere with Tenant’s use of such Common Areas and provided, further, that in connection therewith Landlord shall use commercially reasonable efforts to minimize any interference with Tenant's use of and access to the Premises and parking areas.  Landlord has constructed an amenities center in the Project for use by the tenants of the Project, Landlord shall operate and maintain such amenities center (which amenities center shall include a café and a fitness facility) throughout the Lease Term.  If despite such commercially reasonable efforts Landlord is unable for any reason

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to maintain continuous operation of the amenities center during the Lease Term, in no event shall such failure be deemed a default of the Lease, nor shall such failure impact the validity of this Lease and Landlord shall not be subject to any liability for such failure, provided that in such event Landlord shall utilize commercially reasonable efforts to provide replacement food services to Tenant (e.g., an on-site café in a different location or the routine scheduling of food trucks to the Project), or a replacement fitness facility for use by Tenant's employees in reasonable proximity to the Project.

1.1.4Delivery of Premises. Landlord shall use commercially reasonable efforts and all reasonable diligence to complete construction of the Premises prior to January 1, 2018.  In the event Landlord fails to cause the Premises to be "Ready for Occupancy" on or before February 1, 2018 (the "Outside Date"), then Landlord shall provide Tenant a credit against Base Rent first due under this Lease in the amount of "Holdover Premium", as defined below, required to be paid by Tenant during the period from the Outside Date until the date that is the earlier of (i) the date that is thirty (30) days after the Premises are Ready for Occupancy, and (ii) the date that Tenant actually vacates and surrenders its existing premises (the "Holdover Period"). The "Holdover Premium" shall be the amount of rent required to be paid by Tenant to its current landlord during the Holdover Period which is at a rate that is in excess of the rate payable immediately prior to the end of Tenant's existing lease (i.e., the rate payable during December, 2017). In no event shall the Holdover Premium required to be paid by Landlord exceed $144,192.10 per month of the Holdover Period.  The Outside Date shall be extended for any delays in Landlord's completion of the Tenant Improvements in the Premises caused by "Tenant Delay", as set forth in Section 1(j) of the Tenant Work Letter, or "Unavoidable Delay", as set forth in Section 1(l) of the Tenant Work Letter.

1.2Rentable Square Feet of Premises.  Tenant hereby acknowledges and agrees that Landlord shall have the one-time right during the Lease Term to remeasure the rentable square footage of the Premises and/or Building in accordance with the terms of this Section 1.2.  Any such remeasurement shall be determined in accordance with the standards set forth in ANSI Z65.1‑2012 (Method B Industrial Standard), as promulgated by the Building Owners and Managers Association (the "BOMA Standard"), and subject to related guidelines applicable thereto.  Landlord's space planner/architect shall certify any such remeasurement and shall provide reasonable documentation to Tenant for Tenant's review following such remeasurement.  In the event that Landlord's space planner/architect determines that the rentable square footage of the Premises and/or Building are different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such amounts (including, without limitation, the amount of the Base Rent, Tenant Improvement Allowance, Additional Tenant Improvement Allowance, and Tenant's Share) shall be modified in accordance with such determination, provided that Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Premises shall not increase by more than one percent (1%) from the rentable square footage set forth in Section 2.2 of the Summary.  If such determination is made, it will be confirmed in writing by Landlord to Tenant.

1.3Right of First Offer.

1.3.1Right of First Offer.  Subject to the terms and conditions of this Section 1.3, Landlord hereby grants to Tenant an on-going right of first offer during the period commencing on the Rent Commencement Date and continuing for the first five (5) Lease Years of the initial Lease Term with respect to any space in the adjacent building of the Project located at 151 Oyster Point Boulevard or 171 Oyster Point Boulevard (the “First Offer Space”).  Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases of the First Offer Space and any leases in the Project entered into prior to the Rent Commencement Date (collectively, the "Existing Leases") (including renewals of any such lease, irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease). Such right of first offer shall commence with respect to any space in 171 Oyster Point Boulevard only after the first lease of such space (i.e., Landlord shall have the right to enter an initial lease of the currently vacant space in such building without being required to offer such space to Tenant under this Section 1.3). The right of first offer granted in this Section 1.3 shall be subordinate to all rights granted in any Existing Leases, which rights relate to the First Offer Space and are set forth in the Existing Leases upon execution thereof, or in any "Intervening Lease", below, including, without limitation, any renewal, expansion, first offer, first refusal, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (the "Superior Rights"). Tenant acknowledges that Landlord may be currently in discussions to lease certain

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portion of the First Offer Space, and, to the extent Landlord enters into any lease of the First Offer Space prior to the Rent Commencement Date under this Lease, the rights contained in such lease of the First Offer Space shall be Superior Rights. Further, such right of first offer shall be subject and subordinate to the terms of any renewal right contained in any lease of the First Offer Space entered into by Landlord with a third party after Tenant's failure to exercise its right of first offer as provided in this Section 1.3 (the "Intervening Leases").  All such tenants under Existing Leases or Intervening Leases, are collectively referred to as the "Superior Right Holders".

1.3.2Procedure for Lease.

1.3.2.1Procedure for Offer.  Subject to the terms hereof, Landlord shall notify Tenant (the “First Offer Notice”) prior to entering into any lease with a third party for the First Offer Space, which notice shall outline the base rent, allowance amounts if any, length of term, and other economic terms on which Landlord would be willing to lease the First Offer Space (as set forth in such proposal) to Tenant (the "Fundamental Terms").  Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the applicable First Offer Space on the Fundamental Terms.  In no event shall Landlord have the obligation to deliver a First Offer Notice (and Tenant shall have no right to exercise its right under this Section 1.3) to the extent that the "First Offer Commencement Date," as that term is defined in Section 1.3.2.4 below, is anticipated by Landlord to occur on or after the first (1st) day of the sixth (6th) Lease Year (the "ROFO Expiration").

1.3.2.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant’s right of first offer with respect to the First Offer Space described in the First Offer Notice, then within twenty (20) days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s irrevocable exercise of its right of first offer with respect to all of the First Offer Space described in the First Offer Notice on the Fundamental Terms provided for therein. Tenant shall be required to lease all of the space offered in a particular First Offer Notice, and shall have no right to lease any lesser portion thereof. If Tenant does not so notify Landlord within such twenty (20) day period of Tenant’s exercise of its first offer right, then Landlord shall be free to negotiate and enter into a lease for the First Offer Space to anyone whom it desires on terms that are not more than ninety percent (90%), on a net economic basis, of the Fundamental Terms initially provided (the "Materially Better Terms"). If (i) Landlord has not entered into any such lease within one hundred eighty (180) days after the date of delivery of the First Offer Notice, or (ii) Landlord intends to enter into a lease on Materially Better Terms, then, prior to entering into any lease of such First Offer Space, Landlord shall first again offer such space to Tenant in accordance with the terms of this Section 1.3.

1.3.2.3Construction In First Offer Space.  Unless the Fundamental Terms provided to Tenant for the First Offer Space otherwise specify, Tenant shall take the First Offer Space in its "as is" condition, and Landlord shall not be obligated to provide or pay for any improvement of the First Offer Space.  For the avoidance of doubt, if the Fundamental Terms include a tenant improvement allowance or a turn-key build out, Tenant shall receive the same allowance or turn-key build out, as applicable.

1.3.2.4Lease of First Offer Space.  If Tenant timely exercises Tenant’s right of first offer to lease First Offer Space as set forth herein, Landlord and Tenant shall cooperate in good faith to enter into an amendment to this Lease (the “First Offer Space Amendment”) for such First Offer Space pursuant to this Section 1.3.  Tenant’s lease of such First Offer Space shall be upon the express terms set forth in the First Offer Notice, but otherwise upon the same general terms and conditions set forth in this Lease and this Section 1.3.  The First Offer Space Lease shall not contain the rights set forth in Section 2.2, below.  The term of Tenant's lease of the First Offer Space shall commence on the date set forth in the First Offer Notice (the “First Offer Commencement Date”) (provided that such First Offer Commencement Date shall in no event be earlier than the date of Landlord's delivery of the applicable First Offer Space to Tenant), and shall expire on the applicable date set forth in the First Offer Notice (the "First Offer Space Expiration Date").

1.3.2.5Limitation of Exercise of First Offer Right.  The right to lease First Offer Space as provided in this Section 1.3 may not be exercised if, as of the date of the attempted exercise of the expansion option by Tenant, Tenant is in default under this Lease, beyond any applicable notice and cure period.  The terms of this Section 1.3 shall be personal to the originally named Tenant hereunder (the "Original Tenant") or a Permitted Transferee, and may not be exercised by any assignee, subtenant, or other Transferee of Original Tenant's interest in

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this Lease other than a Permitted Transferee.  Tenant’s right of first offer shall be continuous during the first five (5) years of the initial Lease Term.  Tenant’s rejection of any particular offer shall not relieve Landlord of its obligation to again offer the First Offer Space to Tenant any time the First Offer Space subsequently becomes available (provided that Tenant’s rights under this Section 1.3 shall be subject and subordinate to the renewal rights of any tenant under a lease entered into by Landlord after Tenant has declined or failed to respond to a First Offer Notice).

1.4Right of Negotiation.  Landlord hereby grants to Tenant a right of negotiation during the period commencing on the Rent Commencement Date and continuing for the first five (5) Lease Years of the initial Lease Term with respect to any space becoming available on a multi-tenant basis (i.e., available for a lease of less than materially all of a particular building) with respect to the buildings located at 121, 151 or 171 Oyster Point Boulevard, or in the buildings to be constructed at 131, 161 or 181 Oyster Point Boulevard (collectively, the "Negotiation Space").  Notwithstanding the foregoing, such negotiation right of Tenant shall be subordinate to all rights of Superior Right Holders.

1.4.1Procedure for Notice.  Tenant, at Tenant's option, may notify Landlord not more than once in any calendar year, if Tenant is interested in leasing space in the Project.  Thereafter, Landlord shall notify Tenant (a "Negotiation Notice") from time to time when the Negotiation Space or any portion thereof becomes available for lease to third parties (other than Superior Right Holders) on a multi-tenant basis.  A Negotiation Notice shall describe such available space.

1.4.2Procedure for Negotiation.  If Tenant wishes to exercise its right of negotiation with respect to the space described in a Negotiation Notice, then within three (3) business days of delivery of such Negotiation Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's desire to discuss a lease of such space.  If Tenant timely exercises its right of negotiation as set forth herein, Landlord and Tenant shall, within five (5) business days after Landlord's receipt of Tenant's notice, meet and discuss the lease of the space described in such Negotiation Notice from Landlord to Tenant (the "Negotiation Meeting").  If Landlord and Tenant do not reach agreement as to the material economic terms of the lease of such space within fifteen (15) business days after the Negotiation Meeting, then Landlord, in its sole and absolute discretion, shall have the right to terminate negotiations with Tenant and to lease the space described in the Negotiation Notice to anyone whom Landlord desires on any terms which Landlord desires.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of negotiation, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.  If Tenant does not exercise its right of negotiation with respect to any space described in a Negotiation Notice or if Tenant fails to respond to a Negotiation Notice within three (3) business days of delivery thereof, then Tenant's right of negotiation as set forth in this Section 1.3 shall terminate as to all of the space described in such Negotiation Notice.

1.4.3Termination of Right of Negotiation.  The rights contained in this Section 1.4 may only be exercised by Tenant if Tenant occupies the entire Premises.  The right of negotiation granted herein shall terminate as to any space described in a Negotiation Notice upon the failure by Tenant to exercise its right of negotiation with respect to such space as offered by Landlord.  Tenant shall not have the right to lease Negotiation Space, as provided in this Section 1.4, if, as of the date of the attempted exercise of any right of negotiation by Tenant, Tenant is in default under this Lease or Tenant has previously been in default under this Lease more than once.

2.LEASE TERM; OPTION TERM.

2.1Lease Term.  The terms and provisions of this Lease shall be effective as of the Execution Date.  The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Rent Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term.  At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.  Tenant shall have the right to occupy the Premises (or certain portions of the Premises) to conduct its business prior to the Rent Commencement Date, provided that (A) Tenant shall give Landlord at least three (3) business days' prior notice of

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any such occupancy of the Premises (or portion thereof), (B) a temporary certificate of occupancy or its equivalent shall have been issued by the appropriate governmental authorities for each such portion to be occupied, and (C) all of the terms and conditions of this Lease shall apply (including, without limitation Tenant's obligation to deliver a certificate of insurance to Landlord in accordance with the terms of Section 10.4 below), other than Tenant's obligation to pay "Base Rent," as that term is defined in Article 3 below, and "Tenant's Share" of the annual "Building Direct Expenses," as those terms are defined in Article 4, below, as though the Rent Commencement Date had occurred.

2.2Option Term.

2.2.1Option Right.  Landlord hereby grants to the Original Tenant, and its "Permitted Assignees", as that term is defined in Section 14.8, below, one (1) option to extend the Lease Term for a period of five (5) years (the "Option Term"), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, provided that the following conditions (the "Option Conditions") are satisfied:  (i) as of the date of delivery of such notice, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; (ii) Tenant has not previously been in default under this Lease, after the expiration of any applicable notice and cure period, more than twice in the twelve (12) month period prior to the date of Tenant's attempted exercise; and (iii) the Lease then remains in full force and effect.  Landlord may, at Landlord's option, exercised in Landlord's sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect.  Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years.  The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Assignees, and may be exercised by Original Tenant or such Permitted Assignees (and not by any assignee, sublessee or other "Transferee," as that term is defined in Section 14.1 of Tenant's interest in this Lease).

2.2.2Option Rent.  The annual Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Fair Rental Value," as that term is defined below, for the Premises as of the commencement date of the Option Term.  The "Fair Rental Value," as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space that is not significantly greater or smaller in size than the subject space, with a comparable level of improvements (excluding any property that Tenant would be allowed to remove from the Premises at the termination of this Lease), for a comparable lease term, in an arm's length transaction, which comparable space is located in the "Comparable Buildings," as that term is defined in this Section 2.2.2 (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"), taking into consideration the following concessions (the "Concessions"):  (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office/lab user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space.  The Concessions shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant.  The term “Comparable Buildings” shall mean the Building and those other life sciences buildings that are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in South San Francisco, California and the surrounding commercial area.

2.2.3Determination of Option Rent.  In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord's determination of the Option Rent within thirty (30) days following Landlord’s receipt of Tenant’s exercise notice.  If Tenant, on or before the date which is ten (10) business days following Landlord’s receipt of Tenant’s exercise notice, fails to accept or object to

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Landlord’s determination of the Option Rent, Tenant’s right to extend this Lease pursuant to this Section 2.2 shall be of no further force or effect.  If Tenant, on or before the date that is ten (10) business days following the date upon which Tenant receives Landlord's determination of the Option Rent, objects to Landlord's determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant's objection to the Option Rent (the "Outside Agreement Date"), then Tenant shall have the right to withdraw its exercise of the option by delivering written notice thereof to Landlord within five (5) business days thereafter, in which event Tenant's right to extend this Lease pursuant to this Section 2.2 shall be of no further force or effect.  If Tenant does not withdraw its exercise of the extension option, each Party shall make a separate determination of the Option Rent, as the case may be, within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7.

2.2.3.1Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of other class A life sciences buildings located in the South San Francisco market area.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2, as determined by the arbitrators.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions.  The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

2.2.3.2The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either Parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant’s counsel.

2.2.3.3The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the Parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof.

2.2.3.4The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either Party may petition the presiding judge of the Superior Court of San Mateo County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1, or if he or she refuses to act, either Party may petition any judge having jurisdiction over the Parties to appoint such Advocate Arbitrator.

2.2.3.6If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either Party may petition the presiding judge of the Superior Court of San Mateo County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.1, or if he or she refuses to act, either Party may petition any judge having jurisdiction over the Parties to appoint such arbitrator.

2.2.3.7The cost of the arbitration shall be paid by Landlord and Tenant equally.

2.2.3.8In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate Party shall make any corresponding payment to the other Party within thirty (30) days thereafter.

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3.BASE RENT.  Tenant shall pay, without prior notice or demand, to Landlord at the address set forth in Section 4 of the Summary, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency that, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, commencing on the Rent Commencement Date, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid promptly after Parties’ full execution and delivery of this Lease. If any Rent payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period that is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day that is equal to 1/365 of the applicable annual Rent.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

4.ADDITIONAL RENT.

4.1General Terms.

4.1.1Direct Expenses; Additional Rent.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, allocable to the Building as described in Section 4.3.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent."  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.1.2Triple Net Lease.  Landlord and Tenant acknowledge that, to the extent provided in this Lease, it is their intent and agreement that this Lease be a "TRIPLE net" lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant's operation therefrom to the extent provided in this Lease.  To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

4.2Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1Intentionally Deleted.

4.2.2"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4"Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year with respect to the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:  (i) the cost of supplying utilities (to the extent not separately metered), the cost of operating, repairing and maintaining the utility, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the reasonable cost

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of contesting any governmental enactments that are reasonably likely to increase Operating Expenses during the Lease Term, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project and Premises as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any easement pertaining to the sharing of costs by the Project; (x) subject to clause (xiii) below, operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other capital expenditures incurred in connection with the Project including in connection with the repair or replacement of all systems and equipment and components thereof of the Project) that are (A) intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) required to comply with present or anticipated conservation programs, (C) replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) required under any governmental law or regulation which become effective after the Rent Commencement Date; provided, however, that any capital expenditure shall be amortized (including reasonable interest on the amortized cost) over the reasonable useful life of such capital item and the amount includible in Operating Expenses shall be limited to the monthly amortized cost thereof; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services that do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, "Underlying Documents").  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Rent Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b)except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c)costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else, electric power costs for which any tenant directly contracts with the local public service company and costs of utilities and services provided to other tenants that are not provided to Tenant;

(d)any bad debt loss, rent loss, or reserves for bad debts or rent loss or other reserves to the extent not used in the same year;

(e)costs associated with the operation of the business of the partnership or entity that constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall

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specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity that constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g)amount paid as ground rental for the Project by the Landlord;

(h)except for a property management fee not to exceed three percent (3%) of gross revenues, overhead and profit increment paid to the Landlord, and any amounts paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord (other than as direct reimbursement for costs that, if incurred directly by Landlord, would properly be included in Operating Expenses);

(j)rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment that if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project that is used in providing engineering, janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k)all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l)any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(m)rent for any office space occupied by Project management personnel;

(n)costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors in connection with this Lease;

(o)costs incurred to comply with laws relating to the removal or remediation of hazardous material (as defined under applicable law) from the Building or Project, and any costs of fines or penalties relating to the presence of hazardous material in, on, under or about the Building or Project, in each case to the extent not brought into the Building or Premises by Tenant or any Tenant Parties;

(p)costs to correct any construction defect in the Project or to remedy any violation of a covenant, condition, restriction, underwriter's requirement or law that exists as of the Rent Commencement Date;

(q)capital costs occasioned by casualties or condemnation.

(r)legal fees, accountants’ fees (other than normal bookkeeping expenses) and other expenses incurred in connection with disputes of tenants or other occupants of the Project or associated with

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the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Project or any part thereof;

(s)costs incurred due to a violation by Landlord or any other tenant of the Project of the terms and conditions of a lease;

(t)costs incurred in connection with the construction of any additional buildings in the Project; and

(u)self-insurance retentions

4.2.5Taxes.

4.2.5.1"Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), that Landlord shall pay or accrue during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2Tax Expenses shall include any:  (i) tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (iii) assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.

4.2.5.3Any reasonable costs and expenses (including reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred.  Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses.  Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5, (iv) assessments in excess of the amount that would be payable if such assessment expense were paid in installments over the longest permitted term; (v) taxes imposed on land and improvements other than the Project; (vi) tax increases resulting from the improvement of any of the Project for the sole use of other occupants; and (vii) any penalties or interest thereon due to Landlord’s late or non-payment of any taxes.

4.2.5.4At Tenant's request, and provided that it is then deemed advisable by Landlord in the exercise of Landlord’s reasonable business judgment (i.e., Landlord has a reasonable expectation of success of such appeal), Landlord shall bring or cause to be brought an application or proceeding for reduction of the assessed valuation of the Building or Project, as applicable, in order to reduce Tax Expenses.

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4.2.6"Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.

4.3Allocation of Direct Expenses.  The Parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the Building and the other buildings in the Project.  Accordingly, as set forth in Section 4.2, Direct Expenses (which consist of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to other buildings in the Project).  Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and a pro rata portion of the Direct Expenses attributable to the Project as a whole, and shall not include Direct Expenses attributable solely to other buildings in the Project. Notwithstanding the foregoing, the parties agree that costs included in Direct Expenses that are related to the Project amenities center shall be allocated on a proportional basis to the entire currently planned Project, regardless of whether the entire planned Project has been or is completed.

4.4Calculation and Payment of Additional Rent.  Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year during the Lease Term.

4.4.1Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall give to Tenant within five (5) months following the end of each Expense Year, a statement (the "Statement") that shall reasonably itemize the Direct Expenses incurred or accrued for such preceding Expense Year, and that shall indicate the amount of Tenant's Share of Direct Expenses.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due that is at least thirty (30) days thereafter, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall pay to Landlord such amount within thirty (30) days, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.  Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year that is first billed to Tenant more than two (2) calendar years after the earlier of the expiration of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date that is attributable to any Expense Year (provided that Landlord delivers Tenant a bill for such amounts within two (2) years following Landlord’s receipt of the bill therefor).

4.4.2Statement of Estimated Direct Expenses.  In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") that shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses").  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, with its next installment of Base Rent due that is at least thirty (30) days thereafter, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months that have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

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4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.  Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.6Landlord's Books and Records.  Within one hundred eighty (180) days after receipt by Tenant of a Statement, if Tenant disputes the amount of Additional Rent set forth in the Statement, a member of Tenant's finance department, or an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and is not working on a contingency fee basis) ("Tenant's Accountant"), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord's records with respect to the Statement at Landlord's offices, provided that there is no existing Event of Default and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be.  In connection with such inspection, Tenant and Tenant's agents must agree in advance to follow Landlord's reasonable rules and procedures regarding inspections of Landlord's records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection.  Tenant's failure to dispute the amount of Additional Rent set forth in any Statement within one hundred eighty (180) days of Tenant's receipt of such Statement shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement.  If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such Accountant determines that Direct Expenses were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord, and Landlord shall reimburse Tenant for the cost of Tenant's Accountant (provided that such cost shall be a reasonable market cost for such services). Tenant hereby acknowledges that Tenant's sole right to inspect Landlord's books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and (except as set forth in the next succeeding sentence) Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

5.USE OF PREMISES.

5.1Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.

5.2Prohibited Uses.  Tenant further covenants and agrees that Tenant shall not use or permit any person or persons to use, the Premises or any part thereof for any use or purpose in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect.  Landlord shall have the right to impose reasonable, nondiscriminatory and customary rules and regulations regarding the use of the Project that do not unreasonably interfere with Tenant’s use of the Premises, as reasonably deemed necessary by Landlord with respect to the orderly operation of the Project, and Tenant shall comply with such reasonable rules and regulations.  Tenant shall not do or permit anything to be done in or about the Premises that will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any unlawful  purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project, so long as the same do not

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unreasonably interfere with Tenant’s use of the Premises or parking rights or materially increase Tenant’s obligations or decrease Tenant’s rights under this Lease.

5.3Hazardous Materials.

5.3.1Tenant's Obligations.

5.3.1.1Prohibitions.  As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit E.  Tenant agrees that except for those chemicals or materials, and their approximate quantities listed on the Environmental Questionnaire (as the same may be updated from time to time as provided below) or any similar chemicals or materials used for substantially the same purposes in substitution thereof in compliance with applicable law, neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, "Tenant's Agents") will produce, use, store or generate any "Hazardous Materials," as that term is defined below, on, under or about the Premises, nor cause any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or "Released," as that term is defined below, on, in, under or about the Premises.  If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is intentionally false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease.  Upon Landlord's request (but no more than once each Lease Year), or in the event of any material change in Tenant's use of Hazardous Materials in the Premises, Tenant shall deliver to Landlord an updated Environmental Questionnaire.  Tenant shall notify Landlord prior to using any Hazardous Materials in the Premises not described on the initial Environmental Questionnaire, and such use shall be subject to all of the provisions of this Lease.  Tenant shall not install or permit Tenant's Agents to install any underground storage tank on the Premises.  For purposes of this Lease, "Hazardous Materials" means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, that is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws.  For purposes of this Lease, "Release" or "Released" or "Releases" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.  Landlord acknowledges that Tenant will be installing and using fume hoods in the Premises and that emissions of Hazardous Materials into the air in compliance with all Environmental Laws shall not be considered Releases.

5.3.1.2Notices to Landlord.  Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury.  Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”.  Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims.  Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any "Environmental Laws," as that term is defined below.  Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord

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the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements that are binding on Landlord or the Premises without Landlord’s prior written consent.  Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim.  For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public.  Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other state or local law counterparts, as amended, as such applicable laws, are in effect as of the Rent Commencement Date, or thereafter adopted, published, or promulgated.

5.3.1.3Releases of Hazardous Materials.  If any Release of any Hazardous Material in, on, under, from or about the Premises shall occur at any time during the Lease Term caused by Tenant or Tenant's Agents, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) promptly and timely comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises are remediated to the condition existing prior to such Release.

5.3.1.4Indemnification.

5.3.1.4.1In General.  Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all third party claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, that arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the Release of Hazardous Materials in, on, under or about the Premises by Tenant or Tenant's Agents.

5.3.1.4.2Limitations.  Notwithstanding anything in Section 5.3.1.4, above, to the contrary, Tenant's indemnity of Landlord as set forth in Section 5.3.1.4, above, shall not be applicable to claims based upon Hazardous Materials not Released by Tenant or Tenant's Agents.

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5.3.1.4.3Landlord Indemnity.  Under no circumstance shall Tenant be liable for, and Landlord shall indemnify, defend, protect and hold harmless Tenant and Tenant's Agents from and against, all third party losses, costs, claims, liabilities and damages (including attorneys’ and consultants’ fees) arising out of any Hazardous Materials that exist in, on or about the Project as of the date hereof, or Hazardous Material Released by Landlord or any Landlord Parties. Landlord will provide Tenant with any Hazardous Material reports relating to the Building or Project that Landlord has in its possession, or control.  The provision of such reports shall be for informational purposes only, and Landlord does not make any representation or warranty as to the correctness or completeness of any such reports.

5.3.1.5Compliance with Environmental Laws.  Without limiting the generality of Tenant’s obligation to comply with applicable laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws related to the use of Hazardous Materials by Tenant and Tenant’s Agents.  Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises.  Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials.  Upon request of Landlord (but no more than once every Lease Year, unless Landlord shall have reasonable grounds to believe that Tenant is not in compliance with its covenants under this Section 5.3), Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and certifying to Tenant’s compliance with all Environmental Laws and the terms of this Lease.

5.3.2Assurance of Performance.

5.3.2.1Environmental Assessments In General.  Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate (and which are reasonably acceptable to Tenant) to perform environmental assessments of a scope reasonably determined by Landlord (an "Environmental Assessment") to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.

5.3.2.2Costs of Environmental Assessments.  All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.

5.3.3Tenant’s Obligations upon Surrender.  At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall:  (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials brought onto the Premises by Tenant or Tenant's Agents to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for the purposes allowed as of the Execution Date; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

5.3.4Clean-up.

5.3.4.1Environmental Reports; Clean-Up.  If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required, Tenant shall prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises

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are restored to the conditions required by this Lease.  Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, promptly implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all applicable laws.  If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor.

5.3.4.2No Rent Abatement.  Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

5.3.4.3Surrender of Premises.  Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease.  Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”).  Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials used by Tenant or Tenant's Agents in accordance with applicable laws.

5.3.4.4Failure to Timely Clean-Up.  Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then, commencing on the later of the termination of this Lease and three (3) business days after Landlord's delivery of notice of such failure and that it elects to treat such failure as a holdover, Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.

5.3.5Confidentiality.  Unless compelled to do so by applicable law, valid order of a court or judicial or administrative process, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any third party (other than Tenant’s consultants, attorneys, property managers, employees, shareholders and potential and actual investors, lenders, business and merger partners, subtenants and assignees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord.  In the event Tenant reasonably believes that disclosure is compelled by applicable law, valid order of a court or judicial or administrative process, it shall, to the extent legally permitted, provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order.  Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.

5.3.6Landlord’s Obligations.  Unless compelled to do so by applicable law, valid order of a court or judicial or administrative process, Landlord agrees that Landlord shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions or reports regarding the environmental condition of the Premises (including any information, data, findings, communications or conclusions included in any Environmental Questionnaire) to any third party (other than Landlord’s consultants, attorneys, property managers, employees, shareholders and potential and actual investors, lenders, business and merger partners, that have a need to know such information), including any governmental authority, without the prior written consent of Tenant.  In the event Landlord reasonably believes that disclosure is compelled by applicable law, valid order of a court or judicial or administrative process, it shall, to the extent legally permitted, provide Tenant ten (10) days’ advance notice of disclosure of confidential information so that Tenant may attempt to obtain a protective order.  Landlord may

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additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.

5.3.7Copies of Environmental Reports.  Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof.  Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials, unless doing so would result in a breach of any contractual obligation of Tenant to a third party.

5.3.8Signs, Response Plans, Etc.  Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws with respect to the use of Hazardous Materials by Tenant or Tenant's Agents.  Tenant shall also complete and file any business response plans or inventories required by any applicable laws.  Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.3.9Survival.  Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.3 have been completely performed and satisfied.

6.SERVICES AND UTILITIES.

6.1In General.  Landlord will be responsible, at Tenant's sole cost and expense (subject to the terms of Section 4.2.4, above), for making heating, ventilation and air‑conditioning, electricity, and water available to the Premises.  It is the Parties’ expectation that all utilities to the Premises will be separately metered at the Premises and shall be paid directly by Tenant.  Landlord shall not provide janitorial, telephone services or interior security services for the Premises.  Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with applicable laws.  The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects.

Tenant shall cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.  Provided that Landlord provides and maintains and keeps in continuous service utility connections to the Project, including electricity, gas, water and sewage connections, Landlord shall have no obligation to provide any services or utilities to the Building, including heating, ventilation and air‑conditioning, electricity, water, telephone, janitorial and interior Building security services, except as set forth in this Section 6.1.

6.2Tenant Payment of Utilities Costs.  It is the Parties’ expectation that all utilities (including electricity, gas, sewer and water) will be separately metered or sub-metered to the Premises and will be paid directly by Tenant.  After the Rent Commencement Date such utilities shall either be contracted for and paid directly by Tenant to the applicable utility provider.  If, after the Rent Commencement Date, any utilities to the Building are not separately metered to the Premises, then Tenant shall pay to Landlord, within thirty (30) days after billing, an equitable portion of the Building utility costs, based on Tenant's proportionate use thereof.  In connection with the foregoing, Landlord shall install separate meters on the Building Systems as a part of Landlord's construction of the Base Building, and Tenant shall install separate meters on the systems installed in the Premises as part of the Tenant Improvements pursuant to the Work Letter.

6.3Interruption of Use.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service or utility (including telephone and telecommunication services, UPS services, or other laboratory services or utilities), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this

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Lease, except as set forth below.  Notwithstanding the foregoing, Landlord shall be liable for damages to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties, provided that Landlord shall not be liable under any circumstances for injury to, or interference with, Tenant's business, including loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4Energy Performance Disclosure Information.  Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”).  Tenant hereby acknowledges prior receipt of the Data Verification Checklist, as defined in the Energy Disclosure Requirements (the “Energy Disclosure Information”), and agrees that Landlord has timely complied in full with Landlord’s obligations under the Energy Disclosure Requirements.  Tenant acknowledges and agrees that (i) Landlord makes no representation or warranty regarding the energy performance of the Building or the accuracy or completeness of the Energy Disclosure Information, (ii) the Energy Disclosure Information is for the current occupancy and use of the Building and that the energy performance of the Building may vary depending on future occupancy and/or use of the Building, and (iii) Landlord shall have no liability to Tenant for any errors or omissions in the Energy Disclosure Information.  If and to the extent not prohibited by applicable laws, Tenant hereby waives any right Tenant may have to receive the Energy Disclosure Information, including any right Tenant may have to terminate this Lease as a result of Landlord’s failure to disclose such information.  Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and/or liabilities relating to, arising out of and/or resulting from the Energy Disclosure Requirements, including any liabilities arising as a result of Landlord’s failure to disclose the Energy Disclosure Information to Tenant prior to the execution of this Lease.  Tenant’s acknowledgment of the AS-IS condition of the Premises pursuant to the terms of this Lease shall be deemed to include the energy performance of the Building.  Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”).  Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure.  Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure.  The terms of this Section 6.3 shall survive the expiration or earlier termination of this Lease.

7.REPAIRS.

7.1Tenant Repair Obligations.  Tenant shall, throughout the Term, at its sole cost and expense, maintain, repair, replace and improve as required, the Premises and Building and every part thereof in a good standard of maintenance, repair and replacement as required, and in good and sanitary condition, all in accordance with the standards of First Class Life Sciences Projects, except for Landlord Repair Obligations, whether or not such maintenance, repair, replacement or improvement is required in order to comply with applicable Laws ("Tenant's Repair Obligations"), including the following: (1) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows) and skylights; (2) interior and exterior doors, door frames and door closers; (3) interior lighting (including light bulbs and ballasts); (4) the plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment, existing heating, ventilation and air-conditioning systems, and all other mechanical, electrical and communications systems and equipment (collectively, the "Building Systems"), including (i) any specialty or supplemental Building Systems installed by or for Tenant and (ii) all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (5) all communications systems serving the Premises; (6) all of Tenant's security systems in or about or serving the Premises; (7) Tenant's signage; (8) interior demising walls and partitions (including painting and wall coverings), equipment, floors, and any roll-up doors, ramps and dock equipment; and (9) the non-structural portions of the roof of the Building, including the roof membrane and coverings.  Tenant shall additionally be responsible, at Tenant’s sole cost and expense, to furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and, to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing.

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7.2Service Contracts.  All Building Systems, including HVAC, elevators, main electrical, plumbing and fire/life-safety systems, shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable first-class condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Building Systems, (iii) in accordance with applicable Laws.  Tenant shall contract with a qualified, experienced professional third party service companies (a "Service Contract").  Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Building’s mechanical and main electrical systems, including life safety, elevators and the central plant (“Preventative Maintenance Records”).  In addition, upon Landlord’s request, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the Preventative Maintenance Records.

7.3Landlord's Right to Perform Tenant's Repair Obligations.  Tenant shall notify Landlord in writing at least thirty (30) days prior to performing any material Tenant's Repair Obligations, including any Tenant's Repair Obligation that affects the Building Systems or are reasonably anticipated to cost more than $100,000.00.  Upon receipt of such notice from Tenant, Landlord shall have the right to either (i) perform such material Tenant's Repair Obligation by delivering notice of such election to Tenant within thirty (30) days following receipt of Tenant's notice, and Tenant shall pay Landlord the reasonable and documented cost thereof (including Landlord's reasonable supervision fee) within thirty (30) days after receipt of an invoice therefor, or (ii) require Tenant to perform such Tenant's Repair Obligation at Tenant's sole cost and expense.  If Tenant fails to perform any Tenant's Repair Obligation within a reasonable time period, as reasonably determined by Landlord, then Landlord may, but need not, following delivery of notice to Tenant of such election, make such Tenant Repair Obligation, and Tenant shall pay Landlord the cost thereof, (including Landlord's reasonable supervision fee) within thirty (30) days after receipt of an invoice therefor.

7.4Landlord Repair Obligations.  Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and for the maintenance of the load bearing and exterior walls of the Building, including any painting, sealing, patching and waterproofing of such walls (the "Landlord Repair Obligation"); provided, however, that if such repairs or maintenance are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs or perform such maintenance at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith.

8.ADDITIONS AND ALTERATIONS.

8.1Landlord's Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration that adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.  Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord (as to Alterations costing more than $10,000 only), but without Landlord's prior consent, to the extent that such Alterations (i) do not affect the building systems or equipment (other than minor changes such as adding or relocating electrical outlets and thermostats), (ii) are not visible from the exterior of the Building, and (iii) cost less than $100,000.00 for a particular job of work.  The construction of the Tenant Improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term; provided, however, that Landlord may not require Tenant to remove at the expiration or any early termination of this Lease any Tenant Improvements shown in the Approved Schematic Plans or any Alternations consistent with the improvements shown in the Approved Schematic Plan, or any Alterations which are otherwise consistent with  typical tenant improvements in the biotechnology or pharmaceutical industries.  Tenant shall construct such Alterations and perform

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such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority).    Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  Upon completion of any Alterations, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work.  In addition to Tenant's obligations under Article 9, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Mateo in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3Payment for Improvements.  In connection with any Alterations that affect the Building systems (other than minor changes such as adding or relocating electrical outlets and thermostats), or that have a cost in excess of $100,000, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.

8.4Construction Insurance.  In addition to the requirements of Article 10, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant's contractor carries "Builder's All Risk" insurance (to the extent that the cost of such work shall exceed $50,000) in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Landlord pursuant to Article 10 immediately upon completion thereof.  In addition, Tenant's contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10.  In connection with Alterations with a cost in excess of $250,000, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5Landlord's Property.  All Alterations, improvements, fixtures, equipment and/or appurtenances that may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and all Alterations and improvements, shall be and become the property of Landlord and remain in place at the Premises following the expiration or earlier termination of this Lease.  Notwithstanding the foregoing, Landlord may, by written notice to Tenant given at the time it consents to an Alteration, require Tenant, at Tenant's expense, to remove any Alterations within the Premises and to repair any damage to the Premises and Building caused by such removal; provided, however, that Landlord may not require Tenant to remove any Tenant Improvements shown in the Approved Schematic Plans or any Alternations consistent with the improvements shown in the Approved Schematic Plan, or any Alterations which are otherwise consistent with  typical tenant improvements in the biotechnology or pharmaceutical industries.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant.  Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.  Notwithstanding the foregoing, except to the extent the same are paid for by the Tenant Improvement Allowance, the items set forth in Exhibit F attached hereto (the "Tenant's Property") shall at all times be and remain Tenant's property.  Exhibit F may be updated from time to time by agreement of the Parties.  Tenant may remove the Tenant's Property from the Premises at any time, provided that Tenant repairs all damage caused by such removal.  Landlord shall have no lien or other interest in the Tenant's Property.

9.COVENANT AGAINST LIENS.  Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any third party claims, liabilities, judgments or costs (including reasonable attorneys' fees and costs) arising out of same or in connection therewith.  Except as to Alterations as to which no notice is required under the second sentence of Section 8.1, Tenant shall give

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Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (to the extent applicable pursuant to then applicable laws).  Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.

10.INSURANCE.

10.1Indemnification and Waiver.  Except as provided in Section 10.5 or to the extent due to the negligence, willful misconduct or violation of this Lease by Landlord or the Landlord Parties, Tenant hereby assumes all risk of damage to property in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity and release shall not apply to the negligence or willful misconduct of Landlord or its agents, employees, contractors, licensees or invitees, or Landlord's violation of this Lease.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees.  Notwithstanding anything to the contrary in this Lease, Landlord shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Tenant, its agents and employees, from, all losses, damages, liabilities, demands, claims, actions, attorneys’ fees, costs and expenses arising from the negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees, or a violation of Landlord’s obligations or representations under this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2Tenant's Compliance With Landlord's Property Insurance.  Landlord shall insure the Building, Tenant Improvements and any Alterations during the Lease Term against loss or damage under an "all risk" property insurance policy on a full replacement cost basis, with commercially reasonable deductibles.  Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.  Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof.  The costs of such insurance shall be included in Operating Expenses, subject to the terms of Section 4.2.4.  Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises.  If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.  Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to comply with or cause the Premises to comply with any laws, rules, regulations or insurance requirements requiring the construction of alterations unless such compliance is necessitated solely due to Tenant's particular use of the Premises.  Landlord shall also keep in full force and effect a policy of Commercial General Liability Insurance protecting Landlord against claims for bodily injury and property damage arising out of Landlord’s ownership, use, occupancy or maintenance of the Building and the Common Areas.  Such insurance shall be on an occurrence basis and shall include limits of liability not less than those required of Tenant under Section 10.3.

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10.3Tenant's Insurance.  Tenant shall maintain the following coverages in the following amounts during the Lease Term (except Tenant shall carry the insurance described in Section 10.3.1 during any period in which it enters the Premises).

10.3.1Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities including a contractual coverage for limits of liability (which limits may be met together with umbrella liability insurance) of not less than:

Bodily Injury and Property Damage Liability	$4,000,000 each occurrence $4,000,000 annual aggregate
Personal Injury Liability	$4,000,000 annual aggregate

10.3.2Property Insurance covering all office furniture, business and trade fixtures, office and lab equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant.  Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage (excluding flood), including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of ninety (90) days.

10.3.3Business Income Interruption for ninety (90) days plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.  The policy shall include a waiver of subrogation in favor of Landlord, its employees, Lenders and any property manager or partners.

10.4Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall (i) name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured on the liability insurance, including Landlord's managing agent, if any; (ii) be issued by an insurance company having a rating of not less than A-:VII in Best's Insurance Guide or that is otherwise acceptable to Landlord and authorized to do business in the State of California; and (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant.  Tenant shall not cause said insurance to be canceled unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord (unless such cancellation is the result of non-payment of premiums, in which case note less than five (5) days' notice shall be provided).  Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Rent Commencement Date and at least ten (10) days before the expiration dates thereof.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5Subrogation.  Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property or business interruption loss to the extent that such coverage is agreed to be provided hereunder, notwithstanding the negligence of either Party.  Notwithstanding anything to the contrary in this Lease, the Parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers.  The Parties agree that their respective insurance policies do now, or shall, contain the waiver of subrogation.

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10.6Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord or Landlord's lender, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

10.7Construction Period:  The term “Construction Period” shall mean the period from the Effective Date to the date that Landlord completes construction of the Landlord's Work, and Common Areas, regardless of the occurrence of any Tenant Delay and without regard to the effect of any provision of this Lease pursuant to which the Premises are deemed to be Ready for Occupancy in advance of its actual occurrence.  Notwithstanding any provision of this Lease to the contrary, during the Construction Period only, the following provisions shall be applicable:

10.7.1with respect to any indemnity obligation of Tenant arising at any time during the Construction Period only, (A) the term “Landlord Parties” shall mean and shall be limited to HCP Oyster Point III LLC, a Delaware limited liability company (or any entity that that succeeds to HCP Oyster Point III LLC’s interest as Landlord under the Lease) and shall not include any other person or entity; provided, however, that Landlord may include in any claim owed by Tenant to it any amount which Landlord shall pay or be obligated to indemnify any other person or entity, and (B) any indemnity obligation shall be limited to losses caused by, or arising as a result of any act or failure to act of, Tenant or Tenant’s employees, agents or contractors; and

10.7.2during the Construction Period only, Tenant’s liability under this Lease for Tenant’s actions or failures to act under the Lease during the Construction Period, including, without limitation, (A) Tenant’s indemnity obligations, plus (B) Base Rent and Additional Rent (as a consequence of Tenant Delay), plus (C) any and all other costs payable to Landlord, including Base Rent for the first full month, or otherwise payable by Tenant under this Lease, which amount shall calculated to include (i) the accreted value of any payments previously made by Tenant plus (ii) the present value of the maximum amount that Tenant could be required to pay as of that point in time (whether or not construction is completed) discounted at Tenant’s incremental borrowing rate used to classify the Lease under ASC 840 (FAS 13), shall be limited to 89.9% of Landlord’s Project Costs determined as of the date of Landlord’s claim for such amount owed by Tenant.  As used herein, “Landlord’s Project Costs” shall mean the amount capitalized in the Project by Landlord in accordance with GAAP, plus other costs related to the Project (including related site improvements and other Project costs) paid by Landlord to third parties other than lenders or owners of Landlord (excluding land acquisition costs, but including land carrying costs, such as interest or ground rent incurred during the Construction Period, and including all costs incurred by Landlord in connection with the development and construction of the Project); and

10.7.3the provisions of Section 21.1(H) of the Lease shall not apply during the Construction Period.

10.7.4For the avoidance of doubt, Landlord and Tenant agree that:

10.7.4.1no claim by Landlord for Tenant’s repudiation of this Lease at any time shall be limited under this section; and

10.7.4.2following the end of the Construction Period, the terms of this Section 10.7 shall be of no further force or effect.

11.DAMAGE AND DESTRUCTION.

11.1Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall use reasonable efforts to notify Tenant within sixty (60) days after the date of discovery of the damage whether Landlord will restore the Premises and Common Areas and, in Landlord’s reasonable judgment, the time period within which the restoration can be completed.   If Landlord elects to restore Premises and Common Areas, Landlord shall promptly and diligently,

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subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Premises and such Common Areas.  Such restoration shall be to substantially the same condition of the Premises and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises shall not be materially impaired and Landlord’s repair shall include the Tenant Improvements and Tenant’s Alterations installed in the Premises.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the damaged portions of the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.

11.2Landlord's Option to Repair.  Notwithstanding the terms of Section 11.1, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within one (1) year after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the damage is due to a risk that Landlord is not required to insure under this Lease, and the cost of restoration exceed five percent (5%) of the replacement cost of the Building (unless Tenant agrees to pay any uninsured amount in excess of such five percent (5%)); or (iii) the damage occurs during the last twelve (12) months of the Lease Term and will take more than sixty (60) days to restore.

11.3Tenant’s Option to Terminate.   Notwithstanding anything to the contrary in Section 11.1 or 11.2, if (a) the damage occurs during the last twelve (12) months of the Lease Term, and will take more than sixty (60) days to restore, or (b) in the reasonable judgment of Landlord, the repairs cannot be completed within eight (8) months days after the date of discovery of the damage (or are not in fact completed within nine (9) months after the date of discovery of the damage), Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, or within thirty (30) days after such repairs are not timely completed, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.

11.4Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the Parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

12.NONWAIVER.  No provision of this Lease shall be deemed waived by either Party unless expressly waived in a writing signed thereby.  The waiver by either Party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the

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Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13.CONDEMNATION.  If the whole or any part of the Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use or reconstruction of any part of the Premises, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, for moving expenses, for the unamortized value of any improvements paid for by Tenant and for the Lease “bonus value”, so long as such claims are payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

14.ASSIGNMENT AND SUBLETTING.

14.1Transfers.  Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord that will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space.  Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord (not to exceed $3,500 in the aggregate for any particular Transfer), within thirty (30) days after written request by Landlord.

14.2Landlord's Consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the Parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

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14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2The Transferee is either a governmental agency or instrumentality thereof;

14.2.3The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; or

14.2.4The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant's business including loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto, which the Parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee.  "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, and after deduction of (i) any costs of improvements made to the Subject Space in connection with such Transfer, (ii) free rent or rent abatement provided in connection with such Transfer, (iii) brokerage commissions paid in connection with such Transfer, and (iv) reasonable legal fees incurred in connection with such Transfer, in each case amortized over the remaining Term of this Lease.  "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4Landlord's Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer other than to a Permitted Transferee that, together with all prior Transfers then remaining in effect, would cause fifty percent (50%) or more of the Premises to be Transferred for more than fifty percent (50%) of the then remaining Lease Term (taking into account any extension of the Lease Term that has irrevocably exercised by Tenant), Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined).  The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer in the subject Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer.  Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space.  Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date, and this Lease shall remain in effect with respect

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to the balance of the Premises not so recaptured.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either Party, the Parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14.  If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.  Tenant shall not be required to provide a separate Intention to Transfer Notice and Tenant’s request for Landlord’s consent to a Transfer shall satisfy Tenant’s obligations in this Section 14.4.

14.5Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of this Lease from any liability under this Lease, including in connection with the Subject Space.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's costs of such audit.

14.6Additional Transfers.  For purposes of this Lease, the term "Transfer" shall also include if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof.

14.7Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to:  (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.  If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8Non-Transfers.  Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity that is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity that acquires all or

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substantially all of the assets or interests (partnership, stock or other) of Tenant, or (iii) an assignment of the Premises to an entity that is the resulting entity of a merger or consolidation of Tenant with another entity (collectively, a "Permitted Transferee"), shall not be deemed a Transfer under this Article 14 (and for the avoidance of doubt, Sections 14.2, 14.3 and 14.4. shall not apply to such Transfer), provided that (A) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, (B) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (C) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, and (D) such Permitted Transferee described in subpart (ii) or (iii) above shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease.  An assignee of Tenant's entire interest that is also a Permitted Transferee may also be known as a "Permitted Assignee".  "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.  No such permitted assignment or subletting shall serve to release Tenant from any of its obligations under this Lease.

15.SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES.

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage caused by casualty, repairs required as a result of condemnation, and repairs that are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions (but not demountable walls) and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

15.3Environmental Assessment.  In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least fifteen (15) days prior to the expiration date of this Lease (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an environmental Assessment of the Premises by a competent and experienced environmental engineer or engineering firm reasonably satisfactory to Landlord (pursuant to a contract approved by Landlord and providing that Landlord can rely on the Environmental Assessment).  If such Environmental Assessment reveals that remediation or Clean-up is required under any Environmental Laws that Tenant is responsible for under this Lease, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and Clean-up, as more particularly provided in Section 5.3.

15.4Condition of the Building and Premises Upon Surrender.  In addition to the above requirements of this Article 15, upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises and Building with Tenant having complied with all of Tenant’s obligations under this Lease, including those relating to improvement, repair, maintenance, compliance with law, testing and other related

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obligations of Tenant set forth in Article 7.  In the event that the Building and Premises shall be surrendered in a condition that does not comply with the terms of this Section 15.4, because Tenant failed to comply with its obligations set forth in Lease, then following thirty (30) days' notice to Tenant, during which thirty (30) day period Tenant shall have the right to cure such noncompliance, Landlord shall be entitled to expend all reasonable costs in order to cause the same to comply with the required condition upon surrender and Tenant shall promptly reimburse Landlord for all such costs upon notice and, commencing on the later of the termination of this Lease and three (3) business days after Landlord's delivery of notice of such failure and that it elects to treat such failure as a holdover, Tenant shall be deemed during the period that Tenant or Landlord, as the case may be, perform obligations relating to the Surrender Improvements to be in holdover under Article 16.

16.HOLDING OVER.  If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term.  If Tenant holds over after the expiration of the Lease Term of earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be deemed to be a tenancy by sufferance only, and shall not constitute a renewal hereof or an extension for any further term.  In either case, Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease.  Such month-to-month tenancy or tenancy by sufferance, as the case may be, shall be subject to every other applicable term, covenant and agreement contained herein.  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

17.ESTOPPEL CERTIFICATES.  Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit D, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.  At any time during the Lease Term, in connection with a sale or financing of the Building by Landlord, Landlord may require Tenant to provide Landlord with its most recent annual financial statement and annual financial statements of the preceding two (2) years, if Tenant is not at the time of Landlord’s request publicly listed on a nationally-recognized stock exchange or market.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Landlord shall hold such statements confidential.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

18.SUBORDINATION.  Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust.  This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. The subordination of this Lease to any such future ground or underlying leases of the Building or Project or to the lien of any mortgage, trust deed or other encumbrances, shall be subject to Tenant's receipt of a commercially reasonable subordination, non-disturbance, and attornment agreement in favor of Tenant. Tenant

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covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant.  Landlord's interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

19.DEFAULTS; REMEDIES.

19.1Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after written notice; or

19.1.2Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3Abandonment or vacation of all or a substantial portion of the Premises by Tenant while Tenant is in default under this Lease; or

19.1.4The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after written notice from Landlord.

19.2Remedies Upon Default.  Upon the occurrence and during the continuance of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy that it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)The worth at the time of award of the unpaid rent that has been earned at the time of such termination; plus

(ii)The worth at the time of award of the amount by which the unpaid rent that would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

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(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, specifically including, in each case to the extent allocable to the remaining Lease Term, brokerage commissions and advertising expenses incurred to obtain a new tenant, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(i) and (ii), the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 19.2.1(iii), the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3Subleases of Tenant.  If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Efforts to Relet.  No re-entry, repairs, maintenance, changes, alterations and additions, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

19.5Landlord Default.

19.5.1General.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to

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completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.5.2Abatement of Rent.  In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Rent Commencement Date and required by this Lease, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease, each as a direct result of Landlord's, negligence or willful misconduct or breach of this Lease (and except to the extent such failure is caused in whole or in part by the action or inaction of Tenant) (any such set of circumstances as set forth in items (i) or (ii), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord's receipt of any such notice (the "Eligibility Period"), then the Base Rent, Tenant's Share of Direct Expenses, and Tenant's obligation, if any, to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant's business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not effectively conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of Direct Expenses for the entire Premises and Tenant's obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises.  If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.  To the extent an Abatement Event is caused by an event covered by Articles 5, 11 or 13 of this Lease, then Tenant's right to abate rent shall be governed by the terms of such Article 5, 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto.  Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

20.COVENANT OF QUIET ENJOYMENT.  Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, within the notice and cure periods provided for in this Lease, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

21.LETTER OF CREDIT.

21.1Delivery of Letter of Credit.  Tenant shall deliver to Landlord, concurrently with Tenant's execution of this Lease, an unconditional, clean, irrevocable letter of credit (the "L‑C") in the amount set forth in Section 8 of the Lease Summary (the "L‑C Amount"), which L‑C shall be issued by a money-center, solvent and nationally recognized bank (a bank that accepts deposits, maintains accounts, has a local San Francisco Bay Area office that will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the "Bank"), which Bank must have a rating from Standard and Poors Corporation of A- or better (or any equivalent rating thereto from any successor or substitute rating service selected by Landlord) and a letter of credit issuer rating from Moody’s Investor Service of A3 or better (or any equivalent rating thereto from any successor rating agency thereto)) (collectively, the “Bank’s Credit Rating Threshold”), and which L‑C shall be in the form of Exhibit H, attached hereto.  Landlord hereby approves Wells Fargo Bank as the Bank.  Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L‑C.  The L‑C shall (i) be "callable" at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the Execution Date and continuing until the date (the "L‑C Expiration Date") that is no less than sixty (60) days after the expiration of the Lease Term as the same may be

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extended, and Tenant shall deliver a new L‑C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L‑C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590.  Landlord shall have the right to draw down an amount up to the face amount of the L‑C if any of the following shall have occurred or be applicable:  (A)  such amount is due to Landlord under the terms and conditions of this Lease, and has not been paid within applicable notice and cure periods (or, if Landlord is prevented by law from providing notice, within the period for payment set forth in this Lease, plus applicable cure periods, assuming that notice is deemed delivered on the first business day following the expiration of the period for payment set forth in this Lease), or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code that is not dismissed within thirty (30) days, or (D) this Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L‑C will not be renewed or extended through the L‑C Expiration Date, and Tenant has not provided a replacement L-C that satisfies the requirements of this Lease at least thirty (30) days prior to such expiration, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank's (other than Wells Fargo Bank) Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including the requirements placed on the issuing Bank more particularly set forth in this Section 21.1), in the amount of the applicable L‑C Amount, within ten (10) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an "L‑C Draw Event").  The L‑C shall be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the L‑C.  In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L‑C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) business days following Landlord's notice to Tenant of such receivership or conservatorship (the "L‑C FDIC Replacement Notice"), Tenant shall replace such L‑C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank's Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21.  If Tenant fails to replace such L‑C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) business day period).  Tenant shall be responsible for the payment of any and all Tenant’s and Bank’s costs incurred with the review of any replacement L‑C, which replacement is required pursuant to this Section or is otherwise requested by Tenant.  In the event of an assignment by Tenant of its interest in this Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute  letter of credit by Landlord from the assignee shall be subject to Landlord's prior written approval, in Landlord's reasonable discretion, and the actual and reasonable attorney's fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing.

21.2Application of L‑C.  Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L‑C upon the occurrence of any L‑C Draw Event.  In the event of any L‑C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H)), draw upon the L‑C, in part or in whole, in the amount necessary to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or that Landlord reasonably estimates that it will sustain resulting from Tenant's default of this Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.  The use, application or retention of the L‑C, or any portion thereof,

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by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L‑C, and such L‑C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Tenant agrees and acknowledges that (i) the L‑C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L‑C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L‑C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.3Maintenance of L-C by TenantIf, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21.  Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Without limiting the generality of the foregoing, if the L-C expires earlier than the L‑C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L‑C Expiration Date upon substantially the same terms as the expiring L‑C or such  other terms as may be acceptable to Landlord in its reasonable discretion.  If Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 then, not later than thirty (30) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as thirty (30) days after the expiration of the Option Term.  However, if the L‑C is not timely renewed, or if Tenant fails to maintain the L‑C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to present the L‑C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C shall be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease.  In the event Landlord elects to exercise its rights as provided above, (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L‑C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L‑C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.  If Landlord draws on the L-C due to Tenant’s failure to timely renew or provide a replacement L-C, such failure shall not be considered a default under this Lease and Landlord shall return such cash proceeds upon Tenant’s presentation of a replacement L-C that satisfies the requirements of this Lease, subject to reasonable satisfaction of any preference risk to Landlord.

21.4Transfer and Encumbrance.  The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) its entire interest in and to the L-C to another party, person or entity, provided such transfer is in connection with the assignment by Landlord of its rights and interests in and to this Lease.  In the event of a transfer of Landlord's interest in under this Lease, Landlord shall transfer the L-C to the transferee and thereupon Landlord shall, without any further agreement between the Parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord.  In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be

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responsible for paying the Bank's transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) business days after Tenant's receipt of an invoice from Landlord therefor.

21.5L-C Not a Security Deposit.  Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L‑C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L‑C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such Party may now, or in the future will, have relating to or arising from the Security Deposit Laws.  Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, that (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant's breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including those specifically identified in Section 1951.2 of the California Civil Code.  Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a "draw" by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw down all or any portion of the L-C.  No condition or term of this Lease shall be deemed to render the L‑C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner.  Tenant shall not request or instruct the Bank of any L‑C to refrain from paying sight draft(s) drawn under such L‑C.

21.6Remedy for Improper Drafts.  Tenant's sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L‑C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, and reasonable actual out-of-pocket costs and attorneys' fees, provided that at the time of such refund, Tenant increases the amount of such L‑C to the amount (if any) then required under the applicable provisions of this Lease.  Tenant acknowledges that the presentment of sight drafts drawn under any L‑C, or the Bank's payment of sight drafts drawn under such L‑C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor.  In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof from the next installment(s) of Base Rent.

21.7Reduction in L-C Amount.  Notwithstanding anything to the contrary in this Lease, provided that (a) Tenant maintains a market capitalization in excess of One Billion Dollars ($1,000,000,000.00) (the "Market Cap Test") at all times during the fifth (5th) Lease Year, and (b) Tenant is not in default under this Lease at the expiration of the fifth (5th) Lease Year, the L-C Amount shall be reduced by fifty percent (50%) upon the first day of the sixth (6th) Lease Year.  If Tenant does not meet the Market Cap Test in the fifth (5th) Lease Year, then on the first time after the 5th Lease Year that Tenant meets the Market Cap Test for a continuous twelve (12) month period, and is not in default under this Lease, then the L-C Amount shall be reduced by fifty percent (50%).

22.COMMUNICATIONS AND COMPUTER LINE.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that Tenant shall use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8.  Tenant shall pay all costs in connection therewith.  Tenant shall not be obligated to remove any Lines located in or serving the Premises upon the expiration or earlier termination of this Lease.

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23.SIGNS.

23.1Exterior Signage.  Subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install (i)  identification signage on the monument sign outside the front entrance to the Building (which monument sign shall be installed by Landlord at its sole cost prior to the Rent Commencement Date), and (ii) all exterior signage on the  Building permitted by the City of South San Francisco, including on those elevations of the Building facing Highway 101 and Oyster Point Boulevard, so long as such signage is consistent with that certain Master Signage Program dated December 2012 and prepared by DES Architects + Engineers (collectively, "Tenant Signage"); provided, however, in no event shall Tenant's Signage include an "Objectionable Name," as that term is defined in Section 23.3,.  All such signage shall be subject to Tenant's obtaining all required governmental approvals.  All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance.  Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant's sole cost and expense.  The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's Signage (collectively, the "Sign Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage.  In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining terms of this Lease shall be unaffected.  Except as required by applicable law, Landlord shall not install any other signage on the Building.  If Landlord elects to install a multi-tenant identification sign at the entrance to the Project, Tenant shall be entitled to install its name on such sign (subject to availability on a pro-rata basis based on the relative square footages leased by the tenants of the Project), at Tenant's sole cost and expense.

23.2Objectionable Name.  Tenant's Signage shall not include a name or logo that relates to an entity that is of a character or reputation, or is associated with a political faction or orientation, that is inconsistent with the quality of the Project, or that would otherwise reasonably offend a landlord of the Comparable Buildings (an "Objectionable Name").  Landlord agrees that each of "Five Prime Therapeutics, Inc.," “Five Prime Therapeutics,” “FivePrime” and “Five Prime” and the tagline “Protein Medicines for Life” in connection with any of the foregoing is not an Objectionable Name.

23.3Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements that are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.  Landlord may in its reasonable discretion require the removal of any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items reasonably visible from the exterior of the Premises or Building.

24.COMPLIANCE WITH LAW.  Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project that will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or that may hereafter be enacted or promulgated.  At its sole cost and expense, Tenant shall promptly comply with all such governmental measures pertaining to Tenant’s use of the Premises.  Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations.  Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Building and Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24 pertaining to Tenant’s use of the Premises.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.  Tenant's obligations under this Article 24 are subject to the limitation in Section 10.2.

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For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).

As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) Tenant shall be responsible, at Tenant's sole cost and expense, to make any modifications to the Premises that it deems to be required as a result of any such CASp inspection.

25.LATE CHARGES.  If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after Tenant's receipt of written notice from Landlord that said amount is delinquent, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder that are not paid within ten (10) business days after Tenant's receipt of written notice that said amount is delinquent shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

26.LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT.

26.1Landlord's Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant's Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10; and (iii) subject to Section 29.21, sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including all reasonable legal fees and other amounts so expended.  Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27.ENTRY BY LANDLORD.  Landlord reserves the right upon twenty four (24) hours’ prior notice to Tenant (except in the case of an emergency) to enter the Premises at all reasonable times to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of non-responsibility

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(to the extent applicable pursuant to then applicable law); or (iv) repair the Premises or the Building, or for structural repairs to the Building or the Building's systems and equipment as provided under this Lease.  Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes.  In an Emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  Landlord shall use commercially reasonable efforts to minimize any interference with Tenant's use of or access to the Premises in connection with any such entry and shall comply with Tenant’s reasonable security measures.  Without limiting the foregoing, except in an emergency, Landlord shall not enter into any portion of the Premises identified to Landlord as an area containing sensitive business information unless accompanied by a representative of Tenant.  Landlord shall hold confidential any information regarding Tenant’s business that it may learn as a result of any such entry.

28.TENANT PARKING.  Tenant shall have the right, without the payment of any parking charge or fee (other than as a reimbursement of operating expenses to the extent allowed pursuant to the terms or Article 4), commencing on the Rent Commencement Date, to use the amount of parking set forth in Section 9 of the Summary, in the on-site parking lot and garage that serves the Building, and to the exclusive use of the five (5) dedicated visitor parking spaces as set forth on Exhibit A-1.  Tenant shall abide by all reasonable rules and regulations that are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities) and for the dedicated parking spaces, and shall cooperate in seeing that Tenant's employees and visitors also comply with such rules and regulations.  Tenant's use of the Project parking facility and dedicated parking spaces shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities or dedicated parking spaces.

29.MISCELLANEOUS PROVISIONS.

29.1Interpretation.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.  In this Lease, unless otherwise specified: (a) the words “include” and “including” shall be construed to be followed by the words “without limitation”; (b) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or”; (c) words such as “herein”, “hereof”, and “hereunder” refer to this Lease as a whole and not merely to the particular provision in which such words appear; and (d) except as otherwise indicated, all references in this Lease to “Articles,” “Sections” and “Exhibits” are intended to refer to Articles of this Lease, Sections of this Lease and Exhibits to this Lease.

29.2Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder or

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interfere with Tenant's use of the Premises, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5Transfer of Landlord's Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder accruing after the date of transfer provided such transferee shall have fully assumed and agreed in writing to be liable for all obligations of this Lease to be performed by Landlord, including the return of any security deposit, and Tenant shall attorn to such transferee.

29.6Prohibition Against Recording.  Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9Payment under Protest.  If Tenant in good faith disputes any amounts billed by Landlord, other than (i) Base Rent, (ii) Tenant's Share of Direct Expenses (as to which Tenant may exercise its rights under Section 4.6, above), Tenant may make payment of such amounts under protest, and reserve all of its rights with respect to such amounts (the "Disputed Amounts").  Landlord and Tenant shall meet and confer to discuss the Disputed Amounts and attempt, in good faith, to resolve the particular dispute.  If, despite such good faith efforts, Landlord and Tenant are unable to reach agreement regarding the Disputed Amounts, either party may submit the matter to binding arbitration under the JAMS Streamlined Arbitration Rules & Procedures.  The non-prevailing party, as determined by JAMS, will be responsible to pay all fees and costs incurred in connection with the JAMS procedure, as well as all other costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party.  This Section 29.9 shall not apply to claims relating to Landlord's exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Lessee's right of possession to the Premises.

29.10Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and

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exclusively to the interest of Landlord in the Project, including any rental, condemnation, sales and insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises.  No Landlord Parties (other than Landlord) shall have any personal liability therefor, and Tenant hereby expressly waives and releases such liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the premises and any and all income derived or derivable therefrom.

29.14Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the Parties affecting this Lease and this Lease constitutes the Parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the Parties or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the Parties.

29.15Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Project.

29.16Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the Party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such Party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either Party, that time period shall be extended by the period of any delay in such Party's performance caused by a Force Majeure, provided, however, the foregoing delays shall not apply to Tenant's termination rights hereunder.

29.17Intentionally Omitted.

29.18Notices.  All notices, demands, statements, designations, approvals  or other communications (collectively, "Notices") given or required to be given by either Party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made.  As of the Execution Date, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

HCP, Inc.
1920 Main Street, Suite 1200
Irvine, CA  92614
Attention:  Legal Department

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with a copy to:

HCP Life Science Estates
950 Tower Lane, Suite 1650
Foster City, CA 94404
Attention:  Jonathan M. Bergschneider

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067

Attention:  Anton N. Natsis, Esq.

29.19Joint and Several.  If there is more than one tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20Authority.  If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.21Attorneys' Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing Party therein shall be paid to the prevailing Party by the other Party, which obligation on the part of the other Party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22Governing Law; WAIVER OF TRIAL BY JURY.  This Lease and all claims relating to or arising out of this Lease or the breach thereof shall be governed by and construed in accordance with the laws of the State of California without reference to its conflict of laws principles.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each Party agrees to indemnify and defend the other Party against and hold the other Party harmless from any and all claims, demands, losses, liabilities, lawsuits,

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judgments, costs and expenses (including reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying Party.  The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26Project or Building Name, Address and Signage.  Landlord shall have the right at any time to change the name and/or address of the Project or Building (and Landlord shall reimburse Tenant its actual, reasonable costs incurred as a result of such change, if any) and, subject to Section 23.1, to install, affix and maintain any and all signs on the exterior and on the interior of the Project as Landlord may, in Landlord's sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27Counterparts.  This Lease may be executed in counterparts with the same effect as if both Parties had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28Good Faith.  Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters that could have an adverse effect on the Building Structure or the Building Systems, or that could affect the exterior appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), or Article 19 (Defaults; Remedies) (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

29.29Development of the Project.

29.29.1Subdivision.  Landlord reserves the right to subdivide all or a portion of the buildings and Common Areas, so long as the same does not interfere with Tenant's use of or access to the Premises or Tenant's parking rights.  Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith, so long as the same does not increase Tenant's obligations or decrease Tenant's rights under this Lease.  Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant's payment of Tenant's Share of Direct Expenses.

29.29.2Construction of Property and Other Improvements.  Tenant acknowledges that portions of the Project may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. that are in excess of that present in a fully constructed project.  Landlord shall use commercially reasonable efforts to minimize the impact of such construction.  Tenant hereby waives any and all rent offsets or claims of constructive eviction that may arise in connection with such construction, so long as the same does not interfere with Tenant's use of or access to the Premises or Tenant's parking rights.

29.30No Violation.  Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

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29.31Transportation Management.  Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.  Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.32Securities Law Filings and Disclosure.  Landlord acknowledges that (a) Tenant will file a Current Report on Form 8-K (the “Current Report”) with the Securities and Exchange Commission (the “SEC”) within four (4) business days following the Execution Date, (b) the Current Report will include a description of the terms and conditions of this Lease, (c) a copy of this Lease will be attached as an exhibit to the Current Report or a subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the SEC, and (d) Tenant will not seek confidential treatment of any of the terms and conditions of this Lease, notwithstanding any provision of this Lease to the contrary.  Landlord hereby consents to Tenant’s filing of the Current Report and the filing of this Lease as an exhibit to any SEC filing requiring such filing and waives any obligation of Tenant to seek confidential treatment of any of the terms and conditions of this Lease in connection with any such filing.

29.33

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the Execution Date.

LANDLORD: HCP OYSTER POINT III LLC, a Delaware limited liability company By: /s/ Jonathan M. Bergschneider Jonathan M. Bergschneider Executive Vice President	TENANT: FIVE PRIME THERAPEUTICS, INC., a Delaware corporation By: /s/ Lewis T. Williams Lewis T. Williams President and Chief Executive Officer

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EXHIBIT A

OUTLINE OF PREMISES; PROJECT SITE PLAN

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EXHIBIT A-1

TENANT RESERVED PARKING SPACES

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EXHIBIT B

TENANT WORK LETTER

1.	Defined Terms. As used in this Tenant Work Letter, the following capitalized terms have the following meanings:
(a)

Approved TI Plans: Plans and specifications prepared by the applicable Architect for the Tenant Improvements and approved by Landlord and Tenant in accordance with Paragraph 2 of this Tenant Work Letter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b)	Architect: Landlord shall engage DGA with respect to any Tenant Improvements which Landlord is to cause to be constructed pursuant to this Tenant Work Letter.
(c)	Tenant Change Request: See definition in Paragraph 2(c)(ii) hereof.
(d)	Final TI Working Drawings: See definition in Paragraph 2(a) hereof.
(e)	General Contractor: The general contractor reasonably selected by Landlord with respect to Landlord's TI Work. Tenant shall have no right to direct or control such General Contractor.
(f)	Landlord's TI Work: Any Tenant Improvements which Landlord is to construct or install pursuant to this Tenant Work Letter or by mutual agreement of Landlord and Tenant from time to time.
(g)

Project Manager. Project Management Advisors, Inc., or any other project manager designated by Landlord in its reasonable  discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Tenant Improvements.

(h)

Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause any applicable portion of the Tenant Improvements or Landlord's Work as constructed to conform to the Approved TI Plans or this Tenant Work Letter in all material respects and that do not materially interfere with Tenant's use or occupancy of the Building and the Premises.

(i)	Substantial Completion Certificate: See definition in Paragraph 3(a) hereof.
(j)

Tenant Delay: Any of the following types of delay in the completion of construction of Landlord's TI Work (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Landlord's TI Work to be delayed):

(i)Any delay resulting from Tenant's failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord's Project Manager in connection with the design or construction of Landlord's TI Work, or from Tenant's failure to approve in a timely manner any matters requiring approval by Tenant;

(ii)Any delay resulting from Tenant Change Requests initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request; or

(iii)Any delay caused by Tenant (or Tenant's contractors, agents or employees) materially interfering with the performance of Landlord's TI Work, provided that Landlord shall have given Tenant prompt notice of such material interference and, before the first time a Tenant Delay is

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deemed to have occurred as a result of such delay, such interference has continued for more than twenty-four (24) hours after Tenant’s receipt of such notice.

(k)

Tenant Improvements: The improvements to or within the Building shown on the Approved TI Plans from time to time and to be constructed by Landlord pursuant to the Lease and this Tenant Work Letter. The term "Tenant Improvements" does not include the improvements existing in the Building and Premises on the Effective Date.

(l)

Unavoidable Delays: Delays due to acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, or other causes or contingencies (excluding financial inability) beyond the reasonable control of Landlord or Tenant, as applicable.  Landlord shall use commercially reasonable efforts to provide Tenant with prompt notice of any Unavoidable Delays.

(m)	Capitalized terms not otherwise defined in this Tenant Work Letter shall have the definitions set forth in the Lease.
2.	Plans and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.
(a)

Approved Plans and Working Drawings for Tenant Improvements.  Tenant shall promptly and diligently work with the Architect to cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) proposed schematic plans and outline specifications for the Tenant Improvements.  Landlord shall reimburse the Architect directly for the cost of the initial schematic plans and outline specifications and one revision thereof, and such costs shall not be charged to the Tenant Improvement Allowance.  Following mutual approval of such proposed schematic plans and outline specifications by Landlord and by Tenant (as so approved, the “Approved Schematic Plans”), Tenant shall then work with the Architect to cause to be prepared, promptly and diligently (assuming timely delivery by Landlord of any information and decisions required to be furnished or made by Landlord in order to permit preparation of final working drawings, all of which information and decisions Landlord will deliver promptly and with reasonable diligence), and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) final detailed working drawings and specifications for the Tenant Improvements, including (without limitation) any applicable life safety, mechanical, electrical and plumbing working drawings and final architectural drawings (collectively, “Final TI Working Drawings”), which Final TI Working Drawings shall substantially conform to the Approved Schematic Plans.  Upon receipt from Tenant of proposed schematic plans and outline specifications, proposed Final TI Working Drawings, any other plans and specifications, or any revisions or resubmittals of any of the foregoing, as applicable, Landlord shall promptly and diligently (and in all events within 10 business days after receipt in the case of an initial submittal of schematic plans and outline specifications or proposed Final TI Working Drawings, and within 5 business days after receipt in the case of any other plans and specifications or any revisions or resubmittals of any of the foregoing) either approve such proposed schematic plans and outline specifications or proposed Final TI Working Drawings, as applicable, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed schematic plans and outline specifications or proposed Final TI Working Drawings into a form which will be reasonably acceptable to Landlord.  Upon approval of the Final TI Working Drawings by Landlord and Tenant, the Final TI Working Drawings shall constitute the “Approved TI Plans,” superseding (to the extent of any inconsistencies) any inconsistent features of the previously existing Approved Schematic Plans.  Tenant shall respond to any request for information or approval of plans or drawings from Landlord or Architect within five (5) business days.  Tenant acknowledges that the Tenant Improvements will include the items set forth on Schedule 2 to this Exhibit B, in order to allow the Premises to achieve a LEED "Silver" certification level.

(b)

Cost of Improvements.  “Cost of Improvement” shall mean, with respect to any item or component for which a cost must be determined in order to allocate such cost, or an increase in such cost, to Tenant pursuant to this Tenant Work Letter, the sum of the following (unless otherwise agreed in writing by Landlord and Tenant with respect to any specific item or component or any category of items or components):  (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order

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to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component (including, but not limited to, the Architect for such item or component and an electrical engineer, mechanical engineer, structural engineer and civil engineer, if applicable); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; (vii) costs for builder’s risk insurance; and (viii) all other “hard” and “soft” costs incurred in the construction of such item or component in accordance with the Approved TI Plans (if applicable) and this Tenant Work Letter; provided that the Cost of Improvements shall not include any internal or third-party costs incurred by Landlord except as provided in Section 2(e).

(c)

Construction of Landlord's TI Work. Following completion of the Approved TI Plans, Landlord shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of all Tenant Improvements.  Upon receipt of such permits and approvals, Landlord shall, at Tenant's expense (subject to Landlord's payment of the Tenant Improvement Allowance), construct and complete the Tenant Improvements substantially in accordance with the Approved TI Plans, subject to Unavoidable Delays and Tenant Delays (if any). Landlord shall use commercially reasonable efforts to complete the Tenant Improvements on or before December 1, 2017, subject to Unavoidable Delays and Tenant Delays (if any).  Such construction of the Tenant Improvements and Landlord’s Work shall be performed in a neat, good and workmanlike manner, free of defects, using new materials and equipment of good quality, and shall materially conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed.  Landlord shall cause Hathaway Dinwiddie, Landmark Builders and any other potential general contractors to bid on general conditions and fee for construction of the Tenant Improvements and provide an estimate for the direct cost of the Tenant Improvements.  All bids will be opened together with Landlord selecting the general contractor to construct the Tenant Improvements, subject to the reasonable approval of Tenant.  Tenant shall have the right to value engineer the proposed Tenant Improvements before the final bid is selected.  Tenant shall also have the right to approve all subcontractors engaged by the General Contractor, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall enter into a stipulated sum or guaranteed maximum price construction contract with the General Contractor in the amount of the construction costs approved by Landlord and Tenant.

(d)	Changes.

(i)If Landlord determines at any time that changes in the Final TI Working Drawings or in any other aspect of the Approved TI Plans relating to any item of Landlord's TI Work are required as a result of applicable law or governmental requirements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances and (B) at Tenant's sole cost and expense, subject to Landlord's payment of the Tenant Improvement Allowance, cause revised Final TI Working Drawings to be prepared by the Architect and submitted to Tenant, for Tenant's approval, which shall not be unreasonably withheld.  Failure of Tenant to deliver to Landlord written notice of disapproval and specification of such required changes on or before any deadline reasonably specified by Landlord (which shall not be less than three (3) business days after delivery thereof to Tenant) shall constitute and be deemed to be a Tenant Delay to the extent Landlord is delayed in completing Landlord’s TI Work.

(ii)If Tenant at any time desires any changes, alterations or additions to the Final TI Working Drawings, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a "Tenant Change Request").  Upon receipt of any such request, Landlord, within five (5) business days, shall promptly notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord's estimate of the number of days of delay, if any, which shall be caused in the construction of the Tenant Improvements by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord's estimate of the increase, if any, which shall occur in the cost of design, permitting, project management and construction of the Tenant Improvements affected by such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of

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compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within three (3) business days after receipt of such notice from Landlord, of Tenant's approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord's notice), then Landlord shall cause such Tenant Change Request to be implemented and Tenant shall be responsible for all actual costs or cost increases resulting from or attributable to the implementation of the Tenant Change Request, and any delays resulting therefrom shall be deemed to be a Tenant Delay (subject to Landlord's payment of the Tenant Improvement Allowance). If Tenant fails to notify Landlord in writing of Tenant's approval of such Tenant Change Request within said three (3) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

(e)

Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Tenant Work Letter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including monitoring Tenant's compliance with its obligations under this Tenant Work Letter and under the Lease with respect to the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord's representative pursuant to such delegation and request.  The fees and charges of Project Manager for such services shall be at Tenant's sole expense, subject to Landlord's payment of the Tenant Improvement Allowance.  Such fees and charges shall be payable monthly, based on the aggregate amount of $3.84 per rentable square foot of the Premises (subject to increase if Tenant expends more than $145 per square foot of the Premises on construction of the Tenant Improvements), and, unless Tenant expends more than $145 per rentable square foot of the Premises on construction of the Tenant Improvements, shall not exceed $444,276.00. In the event Tenant expends more than $145 per rentable square foot, such fees shall be increased by 2.65% of the amount expended above $145 per rentable square foot.

3.Completion.

(a)

When Landlord receives written certification from Architect that construction of the Tenant Improvements and Landlord's Work has been completed in accordance with the Approved TI Plans and Section 3(e) below (except for Punch List Work), Landlord shall prepare and deliver to Tenant a certificate (or separate certificates for the Tenant Improvements and Landlord's Work) signed by Landlord, Architect and General Contractor (the "Substantial Completion Certificate") (i) certifying that the construction of the Tenant Improvements and Landlord's Work has been substantially completed in a good and workmanlike manner in accordance with the Approved TI Plans and Section 3(e) below in all material respects, subject only to completion of Punch List Work, and specifying the date of that completion, and (ii) certifying that the Tenant Improvements and Landlord's Work comply in all material respects with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery, including the ADA and all building codes.  Upon receipt by Tenant of the Substantial Completion Certificate and tender of possession of the Premises by Landlord to Tenant, and receipt of any certificate of occupancy or its legal equivalent, or other required sign-offs from any applicable governmental authority, allowing the legal occupancy of the Premises, the Tenant Improvements will be deemed delivered to Tenant and "Ready for Occupancy" for all purposes of the Lease (subject to Landlord's continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the Lease or this Tenant Work Letter with respect to such Tenant Improvements).

(b)

Immediately prior to delivery of the Substantial Completion Certificate for the Tenant Improvements, Project Manager or other representatives of Landlord shall conduct one or more "walkthroughs" of the Building with Tenant and Tenant's representatives, to identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items, following which Landlord shall diligently complete the Punch List Work reflected in such joint punch list.  The Punch List Work shall be attached to the Substantial Completion Certificate, and shall not include damage caused by Tenant or any of Tenant's agents in connection with any work performed by Tenant in the Premises, or required as a result of Tenant's move-in to the Premises.  At any time within thirty (30) days after delivery of such Substantial Completion Certificate, Tenant shall be entitled to submit one or more lists to Landlord supplementing such joint punch list by specifying any additional items of Punch List Work to be performed on the applicable Tenant Improvements and Landlord's Work, and upon

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receipt of such list(s), Landlord shall diligently complete such additional Punch List Work. Promptly after Landlord provides Tenant with the Substantial Completion Certificate and completes all applicable Punch List Work for the Building, Landlord shall cause the recordation of a Notice of Completion (as defined in the California Civil Code) with respect to the Tenant Improvements.

(c)

All construction, product and equipment warranties and guaranties obtained by Landlord with respect to the Tenant Improvements and Landlord's Work shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant.

(d)

Notwithstanding any other provisions of this Tenant Work Letter or of the Lease, if Landlord is delayed in substantially completing any of the Tenant Improvements as a result of any Tenant Delay, and if the Rent Commencement Date is being determined under clause (i) of Section 3.2 of the Lease Summary, then notwithstanding any other provision of the Lease to the contrary, then the Premises shall be deemed to have been Ready for Occupancy on the date the Premises would have been Ready for Occupancy absent such Tenant Delay.

(e)

Notwithstanding any other provisions of this Tenant Work Letter or of the Lease, Landlord shall be responsible, at Landlord's sole cost and expense, and without deduction from the Tenant Improvement Allowance, to construct and deliver the Base Building and "Warm Shell" components of the Premises ("Landlord's Work"), which shall consist of the items set forth on Schedule 1 to this Exhibit B (the "Warm Shell Schedule").

4.Payment of Costs.

(a)

Tenant Improvement Allowance.  Subject to any restrictions, conditions or limitations expressly set forth in this Tenant Work Letter or in the Lease or as otherwise expressly provided by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid or reimbursed by Landlord up to a maximum amount as set forth in Section 5 of the Summary to the Lease (the "Tenant Improvement Allowance"), which amount is being made available by Landlord to be applied towards the Cost of Improvements for the construction of the Tenant Improvements in the Premises.  Tenant shall be responsible, at its sole cost and expense, for payment of the entire Cost of Improvements of the Tenant Improvements in excess of the Tenant Improvement Allowance, including (but not limited to) any costs or cost increases incurred as a result of delays (unless caused by Landlord), governmental requirements or unanticipated conditions (unless caused by Landlord), and for payment of any and all costs and expenses relating to any alterations, additions, improvements, furniture, furnishings, equipment, fixtures and personal property items which are not eligible for application of Tenant Improvement Allowance funds under the restrictions expressly set forth below in this paragraph, but Tenant shall be entitled to use or apply the entire Tenant Improvement Allowance toward the Cost of Improvements of the Tenant Improvements (subject to any applicable restrictions, conditions, limitations, reductions or charges set forth in the Lease or in this Tenant Work Letter) prior to being required to expend any of Tenant’s own funds for the Tenant Improvements.  The funding of the Tenant Improvement Allowance shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord, Project Manager and Landlord’s lender (if any) may reasonably prescribe.  Notwithstanding the foregoing provisions, under no circumstances shall the Tenant Improvement Allowance or any portion thereof be used or useable by Tenant for any moving or relocation expenses of Tenant, or for any Cost of Improvement (or any other cost or expense) associated with any moveable furniture or trade fixtures, personal property or any other item or element which, under the applicable provisions of the Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of the Lease.  Notwithstanding anything to the contrary herein, the Tenant Improvements shall not include (and Landlord shall be solely responsible for and the Tenant Improvement Allowance shall not be used for) the following:  (a) costs incurred due to the presence of any Hazardous Materials in the Premises, if any; (b) costs to bring the Project into compliance with Applicable Laws to the extent required in order to allow Tenant to obtain a certificate of occupancy or its legal equivalent, for the Premises for the Permitted Use assuming a normal and customary office occupancy density; (c) construction costs in excess of the contract amount stated in the contract with the General Contractor, as approved by Tenant (not to be unreasonably withheld), except for increases set forth in change orders approved by Tenant; (d) wages, labor and overhead for overtime and premium time unless approved by Tenant (which approval shall not be unreasonably withheld, conditioned or delayed); (e) attorneys' fees incurred in connection with negotiation

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of construction contracts, and attorneys' fees, experts' fees and other costs in connection with disputes with third parties;  (f) interest and other costs of financing construction costs; (g) costs incurred as a consequence construction defects or default by a contractor; (h) costs as a consequence of casualties; and (i) penalties and late charges attributable to Landlord’s failure to pay construction costs.

(b)

Tenant Funds.  Any additional funds required to complete the cost of the work, that are in excess of or elected by the Tenant to be used from the Tenant Improvement Allowance, shall be considered "Tenant Funds".  Tenant acknowledges that an estimate of the required Tenant Funds will be determined at the time Landlord enters into the agreed upon Guaranteed Maximum Price construction contract ("GMP") and establishes the Project Budget. Tenant further acknowledges that such amount is an estimate and exact costs will not be known until project closeout.  Tenant shall be required, on a monthly progress payment basis, to pay a percentage of each required payment to the contractor under the GMP, based on the ratio between the amount of the Tenant Funds and the total estimated cost of the work.

5.No Agency. Nothing contained in this Tenant Work Letter shall make or constitute Tenant as the agent of Landlord.

6.Tenant Access.  Provided that Tenant and its agents do not interfere with Contactor’s work in the Building and the Premises (including by the use of non-union vendors without prior coordination with Landlord), Contractor and Landlord shall allow Tenant access to the Premises at least thirty (30) days prior to the Substantial Completion of the Landlord’s TI Work without payment of Rent for the purpose of Tenant installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises and preparing the Premises for occupancy.  Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.

7.Miscellaneous. All references in this Tenant Work Letter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. In all instances where Landlord's or Tenant's approval is required, if no written notice of disapproval is given within the applicable time period, at the end of that period Landlord or Tenant shall be deemed to have given approval (unless the provision requiring Landlord's or Tenant's approval expressly states that non-response is deemed to be a disapproval or withdrawal of the pending action or request, in which event such express statement shall be controlling over the general statement set forth in this sentence) and the next succeeding time period shall commence. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated.  Landlord hereby acknowledges that Tenant shall not be required to restore the initial Tenant Improvements constructed in the Premises pursuant to the terms of this Tenant Work Letter upon the termination of the Lease.

8.Time Deadlines.  Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with the Architect, General Contractor and Landlord to complete all phases of the construction drawings set forth in this Tenant Work Letter and the permitting process and to receive the permits as soon as possible after the execution of the.  The applicable dates for approval of items, plans and drawings as described in this Tenant Work Letter are set forth and further elaborated upon in Schedule 3 to this Exhibit B attached hereto (the "Time Deadlines"), attached hereto.  Tenant agrees to utilize commercially reasonable efforts to comply with the Time Deadlines.

9.Rooftop Space.  Tenant hereby acknowledges that to the extent either (i) any portion of the Tenant Improvements, or (ii) any of Tenant's equipment installed in the Premises, requires a portion of the roof to be utilized by Tenant, that Tenant shall only be permitted to utilize that certain portion of the roof as designated on Schedule 4 to this Exhibit B (the "Rooftop Space").

10.Standard Tenant Improvement Package Specifications.  Tenant hereby acknowledges that the Tenant Improvements are subject to the specifications set forth on Schedule 5 to this Exhibit B.

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SCHEDULE 1 TO EXHIBIT B

BASE BUILDING "WARM SHELL" DELIVERY CONDITION

The Cove at Oyster Point

Buildings 1 & 2

121 & 111 Oyster Point Boulevard

South San Francisco, CA 94080

Warm Shell Landlord Delivery Condition

DESCRIPTION
SITEWORK
1.Exterior hardscape and landscape, including site lighting, perimeter sidewalks, street curbs, miscellaneous site furnishings, and bio-retention basins
2.Surface parking lot and parking structure parking for allocation amongst tenants per lease agreement
3.Campus electrical vehicle charging stations for pro rata allocation amongst Tenants
4.Exterior amenities space including all hardscape and landscape, lighting, and recreational infrastructure (volleyball/basketball sport court, bocce ball, trellis)
5.Exterior bike racks
6.Bus stop wind screens for local commuter shuttle service
7.Service yard foundation, structure, covered enclosure, and waterproofing for trash containers and dedicated nitrogen storage area for allocation amongst tenants per lease agreement
8.Foundation and enclosure for Landlord provided diesel powered emergency generator
9.Loading dock with at-grade shipping/receiving area with two (2) hydraulic scissor lifts
10.Infrastructure/systems (tanks, generator, piping, etc.), as required
STRUCTURE
1.Pile supported structural slab-on-grade foundation system consisting of steel-reinforced concrete auger-cast piles, pile caps, and horizontal grade beams
2.First floor building slab to be provided AFTER Tenant Improvement design is complete
3.Steel superstructure consisting of steel columns, girders, beams, and concrete slab on composite metal deck, with live load capacity of 125 psf (reducible)

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DESCRIPTION
4.Type II A construction, code required primary structural fireproofing
5.Slab edge fire safing
6.Lateral seismic system utilizing buckling-restrained braced frames. Importance factor is 1.0
7.Roof deck framing with live load capacity of 20 psf
8.Mechanical platform and roof penthouse with live load capacity of 75 psf
9.Roof screen
10.Floor to floor height of 17’, all floors
11.Framed openings for Base Building utility risers
12.Stairs and stair enclosures per code requirements, including enclosure doors, handrails, and guardrails. Roof penthouse access for one (1) set of stairs
13.Window washing davit bases and arms
14.Miscellaneous metals items and/or concrete pads for Base Building equipment
15.Supplemental structural members for additional tenant loads, vibration criteria, or tenant standards, as required
16.Supplemental structural members for tenant roof equipment, including but not limited to galvanized beams on platform, grating, rails, and all associated fireproofing, as required
17.Miscellaneous metals items and/or concrete pads for Tenant equipment, as required
ROOFING
1.60 MIL single-ply thermoplastic polyolefin (TPO) white or gray roof membrane
2.Rigid insulation, flashing, and sealants
3.Roofing penetrations for Base Building equipment/systems
4.Walkway pads along roof perimeter, outside of screened area
5.Roofing penetrations for Tenant equipment/systems, as required
6.Roofing alterations due to Tenant changes, as required
EXTERIOR
1.Non load-bearing glazed aluminum curtain wall and glass fiber reinforced concrete (GFRC) panel building enclosure system
2.Building entrances and openings
COMMON AREAS

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DESCRIPTION
1.Build-out of Main Lobby
2.Stair enclosures painted at all building levels

3.Two (2) B-Occupancy Chemical Storage Rooms totaling approximately 425 sf with 1-hour fire rated assembly, depressed pit (18”), and 100% outside air ventilation for allocation amongst tenants per lease agreement.

4.Main Electrical Room
5.Emergency Electrical Room
6.Domestic Pump Room
7.Fire Booster Pump Room
8.Two (2) Elevator Control Rooms
9.Telecommunications Main Point of Entry (MPOE) Room
10.Service Yard/Loading Dock Area, including space for trash enclosure, nitrogen storage, and generator enclosure
11.Usage of Amenities Space including food service, fitness center, and recreational area (located in Building 3)
ELEVATORS
1.Two (2) passenger elevators; 3,500 lbs., 350 fpm
2.One (1) freight elevator; 5,000 lbs., 200 fpm
3.Recessed elevator pits for three (3) elevators
TENANT AREAS

1.Restroom Cores: one (1) set per floor including Men’s and Women’s Restrooms with (1) ADA shower each with bench and lockers, ceramic tile floors and wet walls, solid surface countertops, floor mounted metal partitions, hard lid ceiling, down lights and ADA low-flow plumbing fixtures

2.Janitor Closet – one (1) per floor
3.Stud wall framing at restroom core to underside of slab
4.Fire-rated assembly at restroom core to 6” above ceiling
5.Electrical Room – one (1) per floor consisting of concrete floor, unfinished drywall and taped walls, no ceiling
6.Intermediate Distribution Frame (IDF) Room – one (1) per floor for floors 2-4 consisting of concrete floor, unfinished drywall and taped walls, no ceiling

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DESCRIPTION
7.Accessible “Patio” – Fourth floor only. Landlord-maintained retractable davit arms stored in enclosure on Tenant patio.
8.Freight elevator lobby on floors 2-4
9.Finishes at common corridors on floors with multiple Tenants
10.Shaft enclosures for Base Building system risers
11.Modifications to core areas to accommodate Tenant requirements, if necessary
FIRE PROTECTION
1.Fire booster pump room including fire department connection, alarm valve, and fire sprinkler booster pump (connected to standby power)
2.Wet fire protection system (risers, Core area risers, distribution piping, and sprinkler heads)
3.Stair risers, distribution piping, and sprinkler heads for shell and core coverage
4.Primary distribution and sprinkler heads adequate for “Ordinary Hazard, Group 2” for core and shell coverage
5.Fire extinguisher cabinets at core areas
6.Fire safing at Base Building vertical penetrations, including penetrations for mechanical, electrical, and plumbing systems
7.Fire safing at Tenant vertical penetrations, including penetrations for mechanical, electrical, and plumbing systems, as required

PLUMBING
1.Building storm and overflow drainage system, including site underground storm sewer system and connection to storm sewer mains
2.Domestic water service with backflow prevention and Base Building risers to Tenant spaces
3.Domestic water booster pump
4.Building lab waste consisting of risers and stubs in Tenant space
5.Lab waste sewer connection to sanitary sewer, lab waste sampling port at connection
6.Building sanitary sewer service with piping distribution to restroom cores and risers stubbed in Tenant space
7.Domestic sanitary sewer connection to street
8.Main water meter and irrigation meter

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9.One (1) roof mounted natural gas water heater serving all Restrooms
10.Core restroom plumbing fixtures compliant with accessibility requirements
NATURAL GAS
1.Medium pressure natural gas service to Building
2.Natural gas riser to the roof and service to Base Building boilers
3.Natural gas riser to the roof capped for future use
HEATING, VENTILATION, AIR CONDITIONING
1.Two (2) 85,000 cfm 100% outside air roof mounted air handlers serving Tenant lab spaces, allocation to Tenant space: standard 21,250 cfm per unit per floor (connected to standby power)
2.Two (2) 30,000 cfm supply/return roof mounted air handlers serving Tenant office spaces, allocation to Tenant space: standard 7,500 cfm per unit per floor
3.Two (2) 4,000 MBH input gas fired hot water boilers (connected to standby power)
4.Two (2) 385 ton centrifugal chillers
5.Two (2) 385 ton cooling towers
6.Secondary mechanical equipment, including pumps, roof ducting, piping, valves, manifolds, etc. to support Base Building mechanical systems
7.Hot water pipe risers, stubbed in Tenant space
8.Reheat coils within core areas
9.Vertical supply air duct risers
10.Vertical return air duct risers
11.Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within core areas
12.Two (2) roof mounted dilution lab exhaust fan systems with 85,000 cfm capacity each, allocation to Tenant space: standard 21,250 cfm per system per floor (connected to standby power)
13.Exhaust air duct distribution, exhaust air valves, equipment connections, insulation, air terminals, dampers, hangers, etc. within core areas
14.Restroom exhaust for Base Building restrooms
15.Ventilation system for Base Building Electrical Room
16.Exhaust fan, side wall grille supply, and fire smoke dampers for ventilation of Base Building Electrical Rooms on each floor
17.Building Management System (BMS) for core area and Landlord infrastructure
ELECTRICAL

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1.Site campus medium voltage distribution system with connection to PG&E grid
2.5,000 amp 480/277V Base Building substation with underground primary feeder to campus main switchgear
3.Standard power bus duct risers providing 400 amps per floor
4.One (1) 1500 kW 480/277V diesel standby power generator with 1,350 gallon sub-base diesel fuel tank
5.Standby power bus duct risers providing 188 kW per floor
6.Automatic transfer switch for Tenant load
7.Lighting and power distribution for core areas
8.Base Building common area life safety emergency lighting/signage
9.Distributed Antenna System (DAS) consisting of head-end system, roof-mounted antenna, and 2” conduit risers in stair shafts. No coverage within Tenant premises.
FIRE ALARM
1.Base Building fire alarm system with devices in core areas (connected to standby power)
2.Fire Alarm Termination Cabinet (FATC) within each Electrical Room
TELEPHONE/DATA
1.Underground local fiber optic & telephone conduit only to Main Point of Entry (MPOE) Room
2.Two (2) 4” conduit risers from MPOE to Intermediate Distribution Frame (IDF) Room on each floor
3.Sleeves for future conduit riser from IDF Rooms to the roof; Landlord approval required for usage
4.Campus telecommunications loop consisting of two (2) 4” conduits, linking existing and future buildings on campus
5.One (1) 4” conduit security communications loop
6.Two (2) 4” conduits connecting Building 1 MPOE Room with Building 2 MPOE Room
SECURITY
1.Card access at Building entries
2.Video surveillance and intercom system at entrance and receiving doors of the Building
3.Main Lobby desk for future security operations. Security guard scope TBD

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SCHEDULE 2 TO EXHIBIT B

LEED REQUIREMENTS

The following is a list of LEED prerequisites and credits that all tenants are required to meet compliance for their associated tenant-occupied spaces beyond the current Core & Shell project scope. By signing this lease, tenants are agreeing to comply with all of the outlined requirements.

-Water Efficiency Prerequisite 1 and Credit 3, Water Use Reduction

•All toilets in the core or those that are tenant-installed shall be dual-flush toilets or “high-efficiency,” using 1.28 gallons per flush (gpf) or less.

•All urinals shall be waterless or ultra low-flow e.g., 0.125gpf or less.

•Bathroom faucets are required to have flow restrictors limiting flow to .5 gallons per minute (gpm).  Kitchen and breakroom faucets to allow 2.0 gpm.

- Energy and Atmosphere Prerequisite 2, Minimum Energy Performance, and Credit 1, Optimize Energy Performance

•	Envelope must meet the following requirements:
o	Walls: U = 0.082
o	Roof: U = 0.039
o	Curtain Glazing: U = 0.27, SHGC = 0.29 (Viracon)
•	Mechanical (Based on B3) systems must comply with the following:
o	Chiller Efficiency: 0.549 kw/ton
o	Boiler Efficiency: 93%

•Plumbing (Based on B3) must comply with the following:

o	Water heater efficiency: 96%
•	Lighting requirements are as follows:
o	Office Spaces > 250 ft2: 0.75 w/sf
o	Office Spaces <= 250 ft2: 1.0 w/sf
o	Lab Spaces: 1.4 w/sf

-Energy and Atmosphere Credit 4, Enhanced Refrigerant Management

•	Tenants should specify HVAC systems that minimize refrigerant impact by avoiding refrigerants entirely or using systems that reduce their harmful impacts.
•	Tenants should not install or retain fire suppression systems with CFCs, HCFCs, or halons.

-Energy and Atmosphere Credit 5, Measurement & Verification

•	Tenants will be required to submeter

-Indoor Environmental Quality Prerequisite 1, Minimum Indoor Air Quality (IAQ) Performance

•Tenant-installed mechanical ventilation systems must meet the requirements of ASHRAE 62.1-2007 sections 4-7.

-Indoor Environmental Quality Credit 1, Outdoor Air Delivery Monitoring

•For mechanical ventilation systems that predominantly serve densely occupied spaces (those with a design occupant density greater than or equal to 25 people per 1000 sq. ft), tenants shall install a CO2 sensor within each densely occupied space.

•For all other mechanical ventilation systems, provide an outdoor airflow measurement device capable of measuring the minimum outdoor airflow rate at all expected system operating conditions within 15 percent of the design minimum outdoor air rate.

-Indoor Environmental Quality Credit 5, Indoor Chemical and Pollutant Source Control

•	Walk off mats are installed at all building main entrances as part of the core and shell scope.

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•

All rooms that contain chemicals or pollutants (such as copy rooms, photo labs, laundry, and janitorial rooms) must be built with deck-to-deck full-height walls and self-closing doors, separate ventilation systems with minimum .50 cfm/sqft exhaust fans, and containment drains for appropriate disposal of hazardous liquids

•	Tenants must also install MERV – 13 filters for all return and outside air intakes in regularly occupied mechanically ventilated spaces

-Indoor Environmental Quality Credit 6, Controllability of Systems - Thermal Comfort

•	Tenants shall provide thermal and ventilation controls for:
o	At least 50 percent of the occupants that enable adjustment to suit individual needs and preferences & all shared multi-occupant spaces where transient groups must share controls.

-Indoor Environmental Quality Credit 7, Thermal Comfort - Design

•	HVAC design must meet requirements of ASHRAE 55-2004, specifically in reference to air temperature, radiant temperature, humidity, and air speed

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SCHEDULE 3 TO EXHIBIT B

Standard Tenant Improvement Package Specifications

[[ATTACHED]]

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SCHEDULE 4 TO EXHIBIT B

designated roof zones

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EXHIBIT C

NOTICE OF LEASE TERM DATES

To:	_______________________ _______________________ _______________________ _______________________
Re:

Lease dated ____________, 20__ between ____________________, a _____________________ ("Landlord"), and _______________________, a _______________________ ("Tenant") concerning Suite ______ on floor(s) __________ of the building located at  ___________________________, California.

Gentlemen:

In accordance with the Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on _____________ for a term of _______________ ending on _______________.
2.	Rent commenced to accrue on ____________, in the amount of ____________.
3.

If the Rent Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment.  Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to __________ at ______________.
5.	The number of rentable/usable square feet within the Premises is approximately ________ square feet.
6.	Tenant's Share of the Building is 100%, subject to Section 6 of the Summary of Basic Lease Information.

"Landlord": , a By: Its:

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Agreed to and Accepted as of , 20_ . "Tenant": a By: Its:

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EXHIBIT D

FORM OF TENANT'S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the "Lease") made and entered into as of ___________, 20   by and between _______________ as Landlord, and the undersigned as Tenant, for Premises consisting of a portion of the building located at ______________________________, California, certifies as follows:

1.

Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the Parties as to the Premises.

2.

The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project, except as expressly set forth in the Lease.

3.	Base Rent became payable on ____________.
4.	The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.	Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.

Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord's mortgagee , provided that Tenant has been informed of the identify of Landlord’s mortgagee as provided in the Lease.

7.

All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Base Rent is $_____________________.

8.

To Tenant's actual knowledge, without inquiry, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.  The Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions except as expressly set forth therein.

9.

No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.  Neither Landlord, nor its successors or assigns, shall in any event be liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord of the Premises, whether or not still held by any such prior landlord, unless and until the party from whom the security deposit is being sought, whether it be a lender, or any of its successors or assigns, has actually received for its own account, as landlord, the full amount of such security deposit.

10.

To Tenant's actual knowledge, without inquiry, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

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11.

If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.	There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
13.

Tenant is in compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including those laws, ordinances, rules or regulations relating to hazardous or toxic materials.  Tenant has never knowingly permitted its agents, employees or contractors to engage in the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.

14.

To the undersigned's actual knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.  To Tenant’s actual knowledge, all work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20__.

"Tenant": , a By: Its: By: Its:

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EXHIBIT E

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE
FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:

Property Address:

Instructions:  The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location.  Please print clearly and attach additional sheets as necessary.

1.0PROCESS INFORMATION

Describe planned use, and include brief description of manufacturing processes employed.

2.0HAZARDOUS MATERIALS

Are hazardous materials used or stored?  If so, continue with the next question.  If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property?Yes ☐ No ☐

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.)  If so, complete this section.  If this question is not applicable, skip this section and go on to Section 5.0.

☐ Explosives	☐ Fuels	☐ Oils
☐ Solvents	☐ Oxidizers	☐ Organics/Inorganics
☐ Acids	☐ Bases	☐ Pesticides
☐ Gases	☐ PCBs	☐ Radioactive Materials
☐ Other (please specify)
22.

If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below.  If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

23.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

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3.0HAZARDOUS WASTES

Are hazardous wastes generated?Yes ☐ No ☐

If yes, continue with the next question.  If not, skip this section and go to section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

☐ Hazardous wastes	☐ Industrial Wastewater
☐ Waste oils	☐ PCBs
☐ Air emissions	☐ Sludges
☐ Regulated Wastes	☐ Other (please specify)
32.	List and quantify the materials identified in Question 3‑1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

33.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (I) or Disposal (D) Facility	Permit Number

34.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment?Yes ☐ No ☐
35.	If so, please describe.

4.0USTS/ASTS

4.1

Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?Yes___No___

If not, continue with section 5.0.  If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures.  Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:

Integrity testing	Inventory reconciliation	Leak detection system

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Overfill spill protection	Secondary containment	Cathodic protection
42.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.
43.	Is the UST/AST registered and permitted with the appropriate regulatory agencies?Yes ☐ No ☐ If so, please attach a copy of the required permits.
44.

If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

45.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?Yes ☐ No ☐

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

46.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?Yes ☐ No ☐

For new tenants, are installations of this type required for the planned operations?

Yes ☐ No ☐

If yes to either question, please describe.

5.0ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property.  If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material.  All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials.  Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0REGULATORY

61.	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit?Yes ☐ No ☐ If so, please attach a copy of this permit.
62.	Has a Hazardous Materials Business Plan been developed for the site?Yes ☐ No ☐ If so, please attach a copy.

CERTIFICATION

I am familiar with the real property described in this questionnaire.  By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge.  I also understand that

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Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:

Name:

Title:

Date:

Telephone:

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EXHIBIT F

TENANT'S PROPERTY

The following items, to the extent (i) not purchased with the Tenant Improvement Allowance or Additional Improvement Allowance, and (ii) not tied into the Base Building systems, shall be deemed "Tenant's Property":

1.All moveable furniture and equipment that is not "built-in".

2.Moveable lab casework (other than "built-in" lab casework), including moveable lab benches.

3.Servers, server racks and back-up batteries.

4.Furniture.

5.Portable fume hoods.

6.Biosafety cabinets.

7.Glass Washes.

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